EXHIBIT 99.4

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders
NaviSite, Inc. and Subsidiaries:

   We have audited the accompanying consolidated balance sheets of NaviSite, Inc. and Subsidiaries as of July 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended July 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NaviSite, Inc. and Subsidiaries as of July 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended July 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring losses from operations since inception and has an accumulated deficit. These factors, among others as discussed in Note 3 to the financial statements, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

October 21, 2003

NAVISITE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	July 31,

	2003	2002

	(In thousands,
	except par value)
ASSETS
Current Assets:
Cash and cash equivalents	$3,862	$21,842
Accounts receivable, less allowance for doubtful accounts of $2,030 and $617 at July 31, 2003 and 2002, respectively	14,741	3,553
Due from related parties	—	3,724
Prepaid expenses and other current assets	4,011	3,292
Assets held for sale	—	1,022

Total current assets	22,614	33,433
Property and equipment, net	22,165	12,412
Customer lists, net of $3,724 of accumulated amortization	12,052	—
Goodwill	3,206	—
Other assets	6,280	3,839
Restricted cash	3,054	3,850

Total assets	$69,371	$53,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts receivable financing line	$6,358	$—
Current notes payable	1,211	—
Capital lease obligations, current portion	3,268	2,123
Current note payable to related party	3,000	—
Due to CMGI	—	3,241
Accounts payable	4,371	1,803
Accrued expenses	17,580	7,932
Deferred revenue	2,993	1,619
Customer deposits	134	199

Total current liabilities	38,915	16,917
Capital lease obligations, less current portion	1,907	378
Accrued lease abandonment costs, less current portion	3,476	—
Note to the AppliedTheory estate	6,000	—
Other long-term liabilities	2,194	—
Convertible notes payable to HPFS, net	—	23,440
Convertible notes payable to CMGI, net	—	4,255

Total liabilities	52,492	44,990
Commitments and contingencies (note 10)
Stockholders’ equity (deficit):
Preferred Stock, $0.01 par value. Authorized 5,000 shares; no shares issued or outstanding at July 31, 2003 and 2002	—	—
Common Stock, $0.01 par value. Authorized 395,000 shares; issued and outstanding 23,412 and 6,248 at July 31, 2003 and 2002	235	62
Accumulated other comprehensive income (loss)	(16)	—
Additional paid-in capital	432,399	345,820
Accumulated deficit	(415,739)	(337,338)

Total stockholders’ equity	16,879	8,544

Total liabilities and stockholders’ equity	$69,371	$53,534

See accompanying notes to consolidated financial statements.

NAVISITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended July 31,

	2003	2002	2001

	(In thousands, except per share data)
Revenue:
Revenue	$75,281	$40,968	$66,358
Revenue, related parties	1,310	18,453	36,368

Total revenue	76,591	59,421	102,726
Cost of revenue	70,781	67,000	127,155
Impairment, restructuring and other	—	68,317	1,930

Total cost of revenue	70,781	135,317	129,085

Gross profit (deficit)	5,810	(75,896)	(26,359)
Operating expenses:
Product development	950	5,281	14,072
Selling and marketing	5,960	9,703	32,251
General and administrative	20,207	19,272	33,011
Impairment, restructuring and other	8,882	(2,633)	8,011

Total operating expenses	35,999	31,623	87,345

Loss from operations	(30,189)	(107,519)	(113,704)
Other income (expense):
Interest income	851	1,060	2,753
Interest expense	(43,403)	(14,718)	(8,042)
Other income (expense), net	(733)	(516)	292

Loss before cumulative effect of change in accounting principle and income tax expense	(73,474)	(121,693)	(118,701)
Income tax expense	(153)	—	—

Loss before cumulative effect of change in accounting principle	(73,627)	(121,693)	(118,701)
Cumulative effect of change in accounting principle	—	—	(4,295)

Net loss	$(73,627)	$(121,693)	$(122,996)

Basic and diluted net loss per common share:
Before cumulative effect of change in accounting principle	$(6.32)	$(22.30)	$(30.18)
Cumulative effect of change in accounting principle	—	—	(1.09)

Basic and diluted net loss per common share	$(6.32)	$(22.30)	$(31.27)

Basic and diluted weighted average number of common shares outstanding	11,654	5,457	3,933

See accompanying notes to consolidated financial statements.

NAVISITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock			Cumulative	Additional		Stockholders’
			Deferred	Translation	Paid-in	Accumulated	Equity
	Shares	Amount	Compensation	Adjustment	Capital	Deficit	(Deficit)

	(In thousands)
Balance at July 31, 2000	3,891	$39	$(762)		$190,846	$(92,649)	$97,474
Issuance of common stock in connection with employee stock purchase plan and exercise of stock options	48	0	—	—	982	—	982
Issuance of stock warrants in connection with convertible debt	—	—	—	—	12,918	—	12,918
Issuance of common stock in connection with the interest on convertible debt	186	2	—	—	3,607	—	3,609
Deferred stock compensation related to acquisition	—	—	(289)	—	289	—	—
Amortization of deferred stock compensation	—	—	1,051	—	—	—	1,051
Net loss	—	—	—	—	—	(122,996)	(122,996)

Balance at July 31, 2001	4,125	$41	$—	$—	$208,642	$(215,645)	$(6,962)
Issuance of common stock in connection with employee stock purchase plan and exercise of stock options	35	0	—	—	36	—	36
Conversion of CMGI convertible debt and other amounts due to CMGI	1,624	16	—	—	87,137	—	87,153
Issuance of common stock in connection with the interest on convertible debt	464	5	—	—	2,980	—	2,985
Beneficial conversion feature of debt issued to CMGI and HPFS	—	—	—	—	42,561	—	42,561
Net settlement of debt to CMGI	—	—	—	—	4,464	—	4,464
Net loss	—	—	—	—	—	(121,693)	(121,693)

Balance at July 31, 2002	6,248	$62	$—	$—	$345,820	$(337,338)	$8,544
Issuance of common stock in connection with employee stock purchase plan and exercise of stock options	2	—	—	—	2	—	2
Common control merger with CBTM	568	6	—	—	3,360	(515)	2,851
Common control merger with CBT					16,664	(4,259)	12,405
Conversion of CBT convertible debt and other amounts due to CBT	16,363	165	—	—	65,816	—	65,981
Issuance of common stock in connection with the acquisition of Avasta	231	2	—	—	367	—	369
Issuance of stock warrants to Silicon Valley Bank	—	—	—	—	370	—	370
Net loss	—	—	—	—	—	(73,627)	(73,627)
Change in foreign currency translation adjustment	—	—	—	(16)	—	—	(16)

Comprehensive loss	—	—	—	—	—	—	(73,643)

Balance at July 31, 2003	23,412	$235	$—	$(16)	$432,399	$(415,739)	$16,879

See accompanying notes to consolidated financial statements.

NAVISITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended July 31,

	2003	2002	2001

	(In thousands)
Cash flows from operating activities:
Net loss	$(73,627)	$(121,693)	$(122,996)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	14,148	20,649	15,154
Amortization of beneficial conversion feature to interest expense	37,398	5,163	—
Interest on debt paid in stock	2,098	3,695	—
Impairment of long-lived assets	1,190	68,317	—
Impairment of goodwill and intangibles	1,831	186	—
Write-down of assets held for sale	—	524	—
(Gain) loss on disposal of assets	250	1,363	(133)
Gain on sale of Streaming Media assets	—	(524)	—
Costs associated with abandoned leases	6,127	—	—
Amortization of warrants	66	—	—
Provision for bad debts	1,583	3,490	11,948
Amortization of deferred compensation	—	—	1,051
Interest on convertible notes payable to CMGI	—	—	3,609
Accretion of debt discount	—	1,172	2,691
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	(1,371)	3,600	(6,373)
Due from CMGI and affiliates	(22)	(266)	1,623
Prepaid expenses and other current assets, net	1,820	178	1,016
Due to CMGI	(3,241)	7,218	9,511
Long-term assets	675	(379)	(58)
Accounts payable	(2,614)	(8,537)	(3,116)
Customer deposits	(65)	(19)	218
Long-term liabilities	163	—	—
Accrued expenses and deferred revenue	(958)	(11,172)	(2,945)

Net cash used for operating activities	(14,549)	(27,035)	(88,800)
Cash flows from investing activities:
Net cash acquired in acquisitions	3,981	—	—
Purchase of property and equipment	(1,067)	(4,182)	(25,515)
Purchase of debt securities	(1,963)	—	—
Cash used to acquire Interliant assets	(5,830)	—	—
Loan to related party	(1,596)	—	—
Proceeds from repayment of loan to related party	200	—	—
Proceeds from the sale of Streaming Media assets	—	1,600	—
Proceeds from the sale of equipment	475	1,440	13,884
Restricted cash	3,878	1,201	(5,051)
Other assets	—	577	(747)

Net cash provided by (used for) investing activities	(1,922)	636	(17,429)
Cash flows from financing activities:
Issuance of convertible notes payable to CMGI	—	—	80,000
Issuance of convertible notes payable to CMGI and HPFS	—	30,000	—
Proceeds from exercise of stock options and employee stock purchase plan	—	35	982
Repayment of note payable	—	(1,874)	—
Debt repayment to the AppliedTheory estate	(6,100)	—	—
Borrowing under note to affiliate	5,850	—	—
Net borrowings under accounts receivable line	6,359	—	—
Payments under note to affiliates	(2,600)	—	—
Payment of capital lease obligations	(5,018)	(1,218)	(29,646)
Payments of software vendor obligations	—	(916)	(840)

Net cash provided by (used for) financing activities	(1,509)	26,027	50,496
Net decrease in cash	(17,980)	(372)	(55,733)
Cash and cash equivalents, beginning of year	21,842	22,214	77,947

Cash and cash equivalents, end of year	$3,862	$21,842	$22,214

Supplemental disclosure of cash flow information:
Cash paid for interest	$704	$3,553	$1,364

See accompanying notes to consolidated financial statements.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)     Description of Business

   NaviSite, Inc. provides outsourced hosting and managed application services for middle-market organizations which include mid-sized companies, divisions of large multi-national companies and government agencies. Substantially all revenues are generated from customers in the United States.

(2)     Summary of Significant Accounting Policies

   (a)     Basis of Presentation

Restatement of Previously Filed Financial Statements as of and for the Year Ended July 31, 2003

   We completed a business combination of entities under common control on August 8, 2003. The transaction was consummated after the end of fiscal year 2003, but before we filed our July 31, 2003 annual report on Form 10-K on October 22, 2003. The Financial Statements have been restated herein to account for this business combination in a manner similar to a pooling-of-interest (see Impact of Acquisitions, below).

One-for-fifteen Reverse Stock Split

   On December 12, 2002, our Board of Directors, pursuant to authority previously granted by our stockholders at the annual meeting on December 19, 2001, approved a reverse stock split of our common stock at a ratio of one-for-fifteen (1:15) effective January 7, 2003. All per-share amounts and number of shares outstanding have been restated to give effect to the reverse stock split.

Change in Controlling Ownership

   Through September 10, 2002, we were a majority owned subsidiary of CMGI, Inc. (CMGI). On September 11, 2002, each of CMGI and Hewlett-Packard Financial Services Company (HPFS) sold and transferred to ClearBlue Technologies, Inc. (ClearBlue), a privately-held managed service provider based in San Francisco, California, the following equity and debt interests in NaviSite:

•	Pursuant to a Note and Stock Purchase Agreement by and between ClearBlue and CMGI (the CMGI Agreement), CMGI sold and transferred to ClearBlue 4,735,293 shares of our common stock, $0.01 par value per share, representing approximately 76% of the outstanding capital stock of NaviSite, warrants to purchase 346,883 shares of our common stock and a convertible note of NaviSite with an aggregate principal amount outstanding of $10.0 million. The $10.0 million convertible note was convertible into 2,564,103 shares of our common stock, under certain circumstances as defined therein.

•	Pursuant to a Note and Stock Purchase Agreement by and between ClearBlue and HPFS (the HPFS Agreement), HPFS sold and transferred to ClearBlue 213,804 shares of our common stock, representing approximately 3.4% of our outstanding capital stock, and convertible notes of NaviSite with an aggregate principal amount outstanding of approximately $55.0 million, convertible into 14,126,496 shares of our common stock, under certain circumstances as defined therein.

   On December 12, 2002, ClearBlue Finance, Inc., a wholly-owned subsidiary of ClearBlue (ClearBlue Finance), (i) converted in full the $10.0 million note formerly held by CMGI and (ii) converted $10.0 million of the $55.0 million notes formerly held by HPFS. We issued 5,128,205 shares of our common stock to ClearBlue Finance upon the conversion and partial conversion, respectively, of the $10.0 million note formerly held by CMGI and $10.0 million of the $55.0 million notes formerly held by HPFS and issued 458,943 shares of our common stock for payments of interest due under the convertible notes. A new note (New Note) in the amount of $45.0 million was issued to ClearBlue

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Finance with respect to the portion of the outstanding principal and interest due under the note formerly held by HPFS that was not converted.

   On December 13, 2002, ClearBlue transferred beneficial ownership of all of its shares of our common stock (except for a fractional share which it retained) to its shareholders, ClearBlue Atlantic, LLC (ClearBlue Atlantic), HPFS, CMGI and an employee of ClearBlue Technologies Management, Inc. (CBTM) on a pro rata basis according to its shareholders’ ownership of ClearBlue.

   Also, as a result of the change in ownership, the agreement between NaviSite and CMGI, whereby CMGI provided certain facilities and administrative support services for us, automatically terminated. CMGI continued to provide certain services to us pursuant to a Transition Services Agreement we entered into with CMGI on November 25, 2002 as we transitioned to a service agreement with ClearBlue or to other third-party suppliers. This transition agreement concluded during the second quarter of fiscal year 2003, and we have completely severed our administrative ties with CMGI; however, CMGI remains a third-party customer. During the second quarter of fiscal year 2003, we contracted with ClearBlue and other third-party suppliers for these services.

   On December 31, 2002, NaviSite, a majority owned subsidiary of ClearBlue and its affiliates, completed the acquisition of CBTM, a wholly-owned subsidiary of ClearBlue which, in June 2002, acquired certain assets from the bankrupt estate of AppliedTheory, Inc., in exchange for 567,978 shares of our common stock, representing 4.5% of our total then outstanding common stock, inclusive of the common stock issued as part of the acquisition. The market price of our stock at the time of the transaction was $2.25 per share. As ClearBlue had a controlling interest in both companies at the time of the combination, the transaction was accounted for as a combination of entities under common control (i.e., “as if pooling”) whereby the assets and liabilities of CBTM and NaviSite were combined at their historical amounts. Accordingly, our historical consolidated financial statements have been restated to include the financial results of CBTM beginning on September 11, 2002, the initial date on which ClearBlue acquired a controlling interest in both NaviSite and CBTM. CBTM’s balance sheet has been included in our Consolidated Balance Sheet at July 31, 2003, and CBTM’s results of operations and cash flows for the eleven-months ended July 31, 2003 have been included in our Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the fiscal year ended July 31, 2003. CBTM is operated as a wholly-owned subsidiary of NaviSite.

   On June 16, 2003, we repaid approximately $3.9 million of the $45.0 million of outstanding New Note to ClearBlue Finance, Inc. by offsetting amounts due to us by ClearBlue. On June 17, 2003, we received written notice from ClearBlue Finance, Inc. stating its election to convert the remaining approximately $41.2 million of the New Note into 10,559,248 shares of common stock effective June 19, 2003. As of July 31, 2003 ClearBlue Technologies Equity, Inc., ClearBlue Finance, ClearBlue and ClearBlue Atlantic beneficially owned 19,284,994 shares of our common stock, representing approximately 78.6% of the outstanding shares of common stock on a fully converted basis. As a result of these changes in ownership since September 11, 2002 involving ClearBlue and its affiliates, the utilization of our federal and state tax net operating loss carryforwards will be severely limited pursuant to Internal Revenue Code Section 382.

Impact of Acquisitions

   In addition to the acquisition of CBTM, as discussed above, during fiscal year 2003, we completed the acquisitions of Avasta, Inc., a California corporation (Avasta), Conxion Corporation, a California corporation (Conxion), and substantially all of the assets of Interliant, Inc. (Interliant Assets) through our wholly-owned subsidiary, Intrepid Acquisition Corp. (Intrepid). Each of these acquisitions was accounted for using the purchase method of accounting. The results of operations and cash flows from Avasta, Conxion, and Intrepid are included in our Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the twelve-month period ended July 31, 2003 from their

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respective dates of acquisition, February 5, 2003, April 2, 2003, and May 16, 2003. See Note 6 for further discussion of our fiscal year 2003 acquisitions.

   On August 8, 2003, we completed the acquisition of certain assets and the assumption of certain liabilities of ClearBlue Technologies, Inc. (CBT) pursuant to a Stock and Asset Acquisition Agreement (the CBT Agreement) in a business combination accounted for in a manner similar to a pooling-of-interest due to common control ownership. We acquired all outstanding shares of six (6) wholly-owned subsidiaries of CBT with data centers located in Chicago, Las Vegas, Los Angeles, Milwaukee, Oakbrook and Vienna. In addition, we exercised effective control over and assumed the revenue and expense, as of the date of acquisition, of four (4) additional wholly-owned subsidiaries of CBT with data centers located in Dallas, New York, San Francisco and Santa Clara. Ownership of these subsidiaries will automatically be transferred, under certain conditions, to NaviSite for no additional consideration in February 2004.

   As Atlantic Investors, LLC had a controlling interest in both NaviSite and CBT at the time of the combination, the transaction was accounted for as a combination of entities under common control (i.e., “as if pooling”) whereby the assets and liabilities of CBT and NaviSite were combined at their historical amounts. Accordingly, the Company’s consolidated financial statements have been restated for all periods prior to the business combination to include CBT’s financial results beginning on September 11, 2002, the date on which CBT acquired the controlling interest in the Company after the elimination of intercompany balances. CBT’s balance sheet has been included in the Consolidated Balance Sheet of NaviSite at July 31, 2003, and CBT’s results of operations and cash flows for the eleven months ended July 31, 2003 have been included in the Consolidated Statement of Operations and Consolidated Statement of Cash Flows of NaviSite for the fiscal year ended July 31, 2003.

   (b)     Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of NaviSite and our wholly-owned subsidiaries, ClickHear, Inc., NaviSite Acquisition Corp., ClearBlue Technologies Management, Inc., Avasta, Inc., Conxion Corporation, Intrepid Acquisition Corp., ClearBlue Technologies/ Chicago-Wells, Inc., ClearBlue Technologies/ Las Vegas, Inc., ClearBlue Technologies/ Los Angeles, Inc., ClearBlue Technologies/ Milwaukee, Inc., ClearBlue Technologies/ Oakbrook, Inc., and ClearBlue Technologies/ Vienna, Inc. after elimination of all significant intercompany balances and transactions.

   (c)     Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include the useful lives of fixed assets and intangible assets, recoverability of long-lived assets and the collectibility of receivables.

   (d)     Cash and Cash Equivalents

   Cash equivalents consist of a money market fund, which invests in high quality short-term debt obligations, including commercial paper, asset-backed commercial paper, corporate bonds, U.S. government agency obligations, taxable municipal securities, and repurchase agreements.

   During fiscal year 2003, non-cash financing activities included the repayment of approximately $3.9 million of the New Note to ClearBlue Finance, Inc. with amounts due us by ClearBlue. In addition, fiscal year 2003 non-cash financing activities included the conversion of the then outstanding $41.2 million New Note into 10,559,248 shares of our common stock. This conversion also resulted in

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

non-cash charges of (a) $195,000 related to deferred financing costs; (b) $2.7 million in deferred interest expense; and (c) $21.6 million related to the amortization of the remaining balance of the beneficial conversion feature.

   During fiscal year 2002, non-cash financing activities included a $35.0 million obligation to Compaq Financial Services Corporation, a wholly-owned subsidiary of Compaq Computer Corporation subsequently acquired by HPFS, incurred for the purchase of equipment previously held under operating lease agreements with a fair value, based on a third-party appraisal, of $9.6 million.

   During fiscal year 2002, non-cash financing activities included the conversion of the $70.9 million, net, carrying amount ($80.0 million face value) of convertible notes payable to CMGI including interest of $1.5 million, and $16.2 million of amounts due to CMGI into an aggregate of 1,641,993 shares of our common stock.

   During fiscal 2002 and 2001, non-cash financing activities included the issuance of 464,800 and 186,000 shares of common stock, respectively, in satisfaction of interest associated with convertible notes outstanding during fiscal 2002 and 2001.

   In August 2002, the Company settled its intercompany liability to and receivables from CMGI, as of May 31, 2002, for $3.2 million in cash. The $3.2 million was remitted to CMGI in August 2002. As a result of the transaction, the Company realized a $4.5 million gain on the settlement, which was recorded as a contribution to additional paid-in capital as of July 31, 2002 as the transaction was considered to be a settlement of debt between entities under common control.

   (e)     Revenue Recognition

   Revenue consists of monthly fees for Web site and Internet application management, application rentals, hosting, and professional services. Revenue (other than installation fees) is generally billed and recognized over the term of the contract, generally one to three years, based on actual usage. Payments received in advance of providing services are deferred until the period such services are provided. Revenue from professional services is recognized on a time-and-material basis as the services are performed or under the percentage of completion method for revenue relating to fixed-price contracts. We generally sell our professional services under contracts with terms ranging from one to five years. Revenue and profits on long-term Internet solutions contracts, which represent approximately 3.0% of total revenues for the fiscal year period ended July 31, 2003, performed over extended periods are recognized under the percentage-of-completion method of accounting, principally, with adjustments recorded in the period in which the revisions are made. Any anticipated losses on contracts are charged to operations as soon as they are determinable.

   (f)     Concentration of Credit Risk

   Our financial instruments include cash, accounts receivable, obligations under capital leases, software agreements, accounts payable, and accrued expenses. As of July 31, 2003, the carrying cost of these instruments approximated their fair value. The financial instruments that potentially subject us to concentration of credit risk consist primarily of accounts receivable. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers across many industries that comprise our customer base. One third-party customer accounted for 21% of our total revenues for the twelve-months ended July 31, 2003. Accounts receivable at July 31, 2003 included approximately $2.3 million due from this third-party customer.

   (g)     Comprehensive Income (Loss)

   Comprehensive income (loss) is defined as the change in equity from foreign currency translation adjustments.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   (h)     Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and assets acquired under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Assets acquired under capital leases in which title transfers to us at the end of the agreement are amortized over the useful life of the asset. Expenditures for maintenance and repairs are charged to expense as incurred.

   (i)     Goodwill and Intangible Assets

   Prior to July 31, 2002, goodwill related to purchase acquisitions completed in fiscal years 1998 and 2000. Such costs were amortized on a straight-line basis over five years, the period expected to be benefited. In fiscal year 2002, goodwill of $3,400 was written-off as part of the sale of the majority of the operating assets of one of the prior acquisitions. As part of our impairment analysis performed at July 31, 2002, it was determined that the unamortized goodwill at July 31, 2002 of $186,000 was fully impaired and was included in the accompanying consolidated statements of operations as a component of general and administration expense.

   At July 31, 2003, our intangible assets consisted of customer lists resulting from our acquisition of CBTM, and the acquisitions of the certain assets and liabilities of Interliant and CBT. Our intangible assets were recorded at a gross carrying value of $15.8 million, less accumulated amortization of $3.7 million at July 31, 2003. Amortization expense related to our customer lists of $3.2 million for the fiscal year period ended July 31, 2003 was recorded as a component of our cost of revenue. Goodwill, resulting from our acquisition of CBTM, is recorded at its gross carrying value of $3.2 million. We perform our annual impairment analysis in our fiscal fourth quarter.

   (j)     Accounting for Impairment of Long-Lived Assets

   We assess the need to record impairment losses on long-lived assets used in operations when indicators of impairment are present. On an ongoing basis, management reviews the value and period of amortization or depreciation of long-lived assets, including goodwill. During this review, the significant assumptions used in determining the original cost of long-lived assets are reevaluated. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows, and other indicators of value. Management then determines whether there has been a permanent impairment of the value of long-lived assets by comparing future undiscounted cash flows to the asset’s carrying value. If the estimated future undiscounted cash flows are less than the carrying value of the asset, a loss is recorded based on the excess of the asset’s carrying value over fair value.

   (k)     Income Taxes

   We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   Prior to the initial public offering on October 21, 1999, we were greater than 80% owned by CMGI, and as such, CMGI realized the full benefit of all federal and part of the state net operating losses that had been incurred by us for those periods before the fiscal year ended July 31, 2001. Therefore, such net operating losses incurred by NaviSite were not available to us. The tax sharing agreement between

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NaviSite and CMGI required us to reimburse CMGI for the amounts it contributed to the consolidated tax liability of the CMGI group; however, under the policy, CMGI was not obligated to reimburse us for any losses utilized in the consolidated CMGI group. After our public offering, CMGI’s ownership fell below 80% and we were no longer included in the federal consolidated group of CMGI. Thus, our federal and state net operating losses can be carried forward to offset our future taxable income. As a result of the transaction on September 11, 2002, NaviSite had a change in ownership as defined in Section 382 of the Internal Revenue Code. As a result of the change in ownership, the utilization of its federal and state tax net operating losses generated prior to the transaction is severely limited.

   (l)     Advertising Costs

   We recognize advertising costs as incurred. Advertising expense was approximately $0, $4,000, and $3.1 million for the fiscal years ended July 31, 2003, 2002, and 2001, respectively, and is included in the accompanying consolidated statements of operations as a component of selling and marketing expenses.

   (m)     Stock-Based Compensation Plans

   We account for our stock option plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net income for these plans, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (loss) per share if we had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock based compensation.

	2003	2002	2001

	(In thousands, except per share data)
Net loss, as reported	$(73,627)	$(121,693)	$(122,996)
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	$(8,062)	$(24,778)	$(40,072)

Net loss, as adjusted	$(81,689)	$(146,471)	$(163,068)

Loss per share:
Basic and diluted — as reported	$(6.32)	$(22.30)	$(31.27)
Basic and diluted — as adjusted	$(7.01)	$(26.84)	$(41.46)
NaviSite:
Risk-free interest rate	1.93%	2.23%	4.50%
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility	160.16%	250.00%	185.10%
Expected life (years)	3.07	2.12	2.08
Weighted average fair value of options granted during the period	$2.56	$4.35	$219.30
CMGI:
Risk-free interest rate	2.79%	2.79%	4.19%
Expected dividend yield	0.00%	0.00%	0.00%
Expected volatility	97.05%	97.05%	126.95%
Expected life (years)	5.85	5.85	2.91
Weighted average fair value of options granted during the period	N/A	N/A	N/A

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(n)	Historical and Unaudited Pro Forma Basic and Diluted Net Loss Per Share

   Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted average number of common and diluted common equivalent shares outstanding during the period, using either the “if-converted” method for convertible preferred stock and notes or the treasury stock method for options, unless amounts are anti-dilutive.

   For fiscal years ended July 31, 2003, 2002, and 2001, net loss per basic and diluted share is based on weighted average common shares and excludes any common stock equivalents, as they would be anti-dilutive due to the reported losses. There were 2,741, 29,503 and 167,793 of diluted shares related to employee stock options that were excluded as they have an anti-dilutive effect due to the loss for fiscal years 2003, 2002, and 2001 respectively.

(o)	Segment Reporting

   We currently operate in one segment, outsourced hosting and application management services.

(p)	New Accounting Pronouncements

   In May 2003, the Financial Accounting Standards Board (FASB) finalized Emerging Issues Task Force (EITF) Issue 01-8, “Determining Whether an Arrangement is a Lease” (EITF 01-8). Under EITF 01-8, our relationships with our customers no longer meet the definition of a lease arrangement and as such, on a prospective basis after May 31, 2003, we no longer account for new customer agreements as direct financing agreements. Customer agreements that were classified as direct financing agreements before June 1, 2003 will continue to be treated as direct financing agreements through the term of the agreements.

   In June 2001, the FASB issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 applies to all business combinations that we enter into after June 30, 2001, and eliminates the pooling-of-interests method of accounting. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. Under the new statements, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

   During the first quarter of fiscal 2003 (effective August 1, 2002), the Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142), “Goodwill and Intangible Assets”, which supersedes APB Opinion No. 17, “Intangible Assets”. SFAS No. 142 eliminates the current requirement to amortize goodwill and indefinite-lived intangible assets, addresses the amortization of intangible assets with a defined life and addresses the impairment testing and recognition of goodwill and intangible assets. The following information describes the impact that the adoption of SFAS No. 142 had on the Company for the fiscal years ended July 31:

Intangible Assets:

   Intangible assets as of July 31, 2003 are as follows:

	Gross Carrying	Accumulated
	Amount	Amortization

	(In thousands)
Customer Lists	$15,776	$3,724

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   The accumulated amortization of $3.7 million above includes $507,000 of accumulated amortization relating to the CBT customer lists (acquired in fiscal year 2004), which were accounted for in a manner similar to a pooling-of-interest due to common control ownership. Intangible asset amortization expense for the years ended July 31, 2003, 2002, and 2001 aggregated $3.2 million, $0 and $0 respectively. Amortization expense related to intangible assets for the next five years is as follows:

Year Ending July 31,	(In thousands)

2004	$3,232
2005	$2,940
2006	$2,577
2007	$1,627
2008	$1,047

Goodwill:

   The changes in the carrying amount of goodwill for the fiscal years ended July 31 are as follows:

	Fiscal	Fiscal	Fiscal
	2003	2002	2001

	(In thousands)
Goodwill as of August 1	$—	$394	$601
Goodwill acquired	3,206	—	—
Goodwill amortization	—	(208)	(207)
Goodwill impairment	—	(186)	—

Goodwill as of July 31	$3,206	$—	$394

   The impact that the adoption of SFAS 142 had on net income and earnings per share for the fiscal years ended July 31 are presented as follows:

	2003	2002	2001

	(In thousands)
Net loss	$(73,627)	$(121,693)	$(122,996)
Add back goodwill amortization	—	208	207

Adjusted net loss	$(73,627)	$(121,485)	$(122,789)

Basic and diluted earnings per share:
Net loss	$(6.32)	$(22.30)	$(31.27)
Goodwill amortization	—	0.05	0.04

Adjusted net loss	$(6.32)	$(22.25)	$(31.23)

   SFAS No. 143, “Accounting for Asset Retirement Obligations”, issued in August 2001, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and was adopted beginning in the first quarter of fiscal year 2003. The adoption of SFAS 143 did not have a material impact on our financial condition or results of operations.

   SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, issued in October 2001, addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001. SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale as well as revising certain criteria specified in

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

SFAS 121 for the recognition and measurement of impairment losses related to long-lived assets. The adoption of SFAS 144 did not have a material impact on our financial condition or results of operations.

   SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities”, issued in July 2002, addresses financial accounting and reporting for costs associated with exit or disposal activities and rescinds Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined in EITF Issue No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS 146 are effective for exit and disposal activities that are initiated after December 31, 2002. We applied the provisions of SFAS 146 in January 2003 in connection with the lease abandonments.

   In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, which clarifies disclosure and recognition/ measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and the recognition/ measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 did not have a material impact on our financial position or results of operations.

   In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. As we did not make a voluntary change to the fair value based method of accounting for stock-based employee compensation in fiscal year 2003, the adoption of SFAS No. 148 did not have a material impact on the our financial position and results of operations.

   In May 2003, the FASB issued SFAS 150, “Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity” which establishes standards for how an issuer of financial instruments classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception, variations in something other than the fair value of the issuer’s equity shares or variations inversely related to changes in the fair value of the issuer’s equity shares. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have a material impact on our financial position or results of operations.

(q) Reclassifications

   Certain fiscal year 2002 balances have been reclassified to conform with the fiscal year 2003 financial statement presentation.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(r)	Foreign Currency

   The functional currencies of our wholly-owned subsidiaries are the local currencies. The financial statements of the subsidiaries are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during corresponding period for revenues, cost of revenues and expenses. Translation gains and losses are deferred and accumulated as a separate component of stockholders’ equity (accumulated other comprehensive income (loss).

(3)	Liquidity

   Our cash and cash equivalents decreased to approximately $3.9 million at July 31, 2003 from approximately $21.8 million at July 31, 2002. Net cash used in operating activities was approximately $14.5 million for the year ended July 31, 2003, resulting primarily from net losses, decreases in accrued expenses and accounts payables, and a decrease in amounts due to CMGI, partially offset by non-cash charges for the write-off and amortization of the beneficial conversion feature of the convertible debt, interest paid in stock, costs related to abandoned leases, impairment of assets, depreciation and amortization, and provision for bad debt. Net cash used in investing activities was approximately $1.9 million for the year ended July 31, 2003, resulting primarily from purchases of property and equipment, the purchase of certain assets of Interliant, the purchase of convertible notes of Interliant, a loan made to a related party, partially offset by cash acquired in acquisitions and the release of restricted cash. Net cash used for financing activities was approximately $1.5 million for the fiscal year ended July 31, 2003, resulting primarily from repayment of debt to the estate of AppliedTheory, repayment of notes to affiliates, the payment of capital lease obligations, partially offset by borrowings from affiliates and borrowings from our accounts receivable financing line.

   At July 31, 2003, we had a working capital deficit of $16.3 million, an accumulated deficit of $416 million, and have reported losses from operations since incorporation. We have used cash from continuing operations of $14.5 million, $27.0 million and $88.8 million in the years ended July 31, 2003, 2002, and 2001, respectively. We anticipate incurring additional losses throughout our next fiscal year. NaviSite has taken several actions it believes will allow us to continue as a going concern through July 31, 2004, including the closing and integration of strategic acquisitions, the change in our Board of Directors and senior management and bringing costs more in line with projected revenues. Based upon our cash flow estimates we believe that we will more than likely need to raise funds to meet our anticipated needs for working capital and capital expenditures for at least the next twelve months. Our cash flow estimates are based upon attaining certain levels of sales, maintaining budgeted levels of operating expenses, collections of accounts receivable and maintaining our current borrowing line with Silicon Valley Bank among other assumptions, including the improvement in the overall macroeconomic environment. Our sales estimate includes revenue from new and existing customers which may not be realized and we may be required to further reduce expenses if budgeted sales are not attained. We may be unsuccessful in reducing expenses in proportion to any shortfall in projected sales and our estimate of collections of accounts receivable may be hindered by our customers’ ability to pay.

   We believe that we will more than likely need to raise funds through the issuance of equity or convertible debt securities, or through credit arrangements with financial institutions. The accompanying consolidated financial statements have been prepared assuming NaviSite will continue as a going concern and, as such, do not include any adjustments that may result from the outcome of these uncertainties.

(4)	Impairment of Long-Lived Assets

   During fiscal year 2002, the Company recorded a net $1.9 million charge representing the future estimated remaining minimum lease payments related to certain idle equipment held under various

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

operating leases. The equipment had previously been rented to former customers under operating leases, and upon the loss of the customer, the equipment became idle. Based on the Company’s forecasts, the equipment will not be utilized before the related operating leases expire and/or the equipment becomes obsolete.

   During fiscal year 2002, the Company evaluated the current and forecasted utilization of its purchased software licenses. As a result of this evaluation, during the second quarter of fiscal year 2002, the Company recorded a $365,000 impairment for software licenses that would not be utilized before the licenses expired or became obsolete.

   During fiscal year 2002, the Company finalized agreements with various equipment lessors whereby the Company purchased equipment previously held under operating lease for approximately $42.0 million. The fair market value of the equipment at the time of purchase, based on third party appraisal, was approximately $13.1 million. As the aggregate fair market value of the equipment, based on third party appraisal, was less than the aggregate consideration given, the Company recorded an asset impairment charge of $25.4 million, as a separate component of cost of revenue, in fiscal year 2002.

   A number of factors occurring during the fourth quarter of fiscal 2002 impacted the Company’s long-lived assets including both their expected future cash flow generation and the Company’s expected utilization of the assets within revised operating plans. These factors included the further deterioration of market conditions within the web hosting industry, excess capacity in the industry and in the Company’s two data centers, deterioration of the Company’s revenue base.

   Based on these factors and their impact on current and future projected cash flows, the Company performed an assessment of the carrying value of its long-lived assets pursuant to SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The conclusion of this assessment was that the decline in market conditions within the Company’s industry were significant and other than temporary. In this assessment, the Company reviewed its long-lived assets, which included property and equipment and goodwill. The carrying amount of goodwill, which totaled $186,000, was considered unrecoverable and was written-off as of July 31, 2002 and was included as a component of general and administration expense.

   In accordance with SFAS No. 121, the measurement of the impairment loss of property and equipment was based on the fair value of the asset, as determined by a third party appraisal. The following is a summary of the impairment charge, by asset classification, as of July 31, 2002:

		Appraised
	Carrying Value	Fair Value	Impairment

	(In thousands)
Office furniture and equipment	$3,062	$837	$2,225
Computer equipment	8,470	5,675	2,795
Software licenses	3,720	2,158	1,562
Leasehold improvements	35,280	3,742	31,538

Total	$50,532	$12,412	$38,120

   Management determined that the best measure of fair value for the property and equipment was a combination of the market and cost approaches. The cost approach was utilized to determine the fair value of certain computer hardware, leasehold improvements, office furniture and equipment, and construction in progress. The cost approach utilizes estimated replacement/reproduction costs, with allowances for physical depreciation and functional obsolescence (i.e. asset utilization). For certain equipment and leasehold improvements, the market approach was used. The market approach typically

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

includes comparing recent sales of similar assets and adjusting these comparable transactions based on factors such as age, condition, and type of sale to determine fair value.

   As a result of our abandoning our administrative space located on the second floor of our leased facility at 400 Minuteman Road in Andover, MA on January 31, 2003, certain long-lived assets consisting mostly of leasehold improvements and furniture and fixtures were abandoned. We took a charge against our earnings in the second quarter of fiscal 2003 of approximately $62,000 in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

   During the third fiscal quarter of 2003, we evaluated the net realizable value of our assets held for sale and determined, based upon third party quotes for purchase of these assets, that the net fair market value of our assets held for sale was less than the carrying value. As a result, we recorded a $1.0 million charge related to the reduction in the net realizable value of our assets held for sale as a component of other expense. These assets were sold to third parties in the fourth fiscal quarter of 2003.

   During the fourth quarter of 2003, we evaluated the net realizable value of our intangible assets and determined, due to changes in certain real estate markets where we operate, that the net fair market value of our market advantaged leases was less than the carrying value. As a result, we recorded a charge of approximately $1.8 million related to the impairment of the market advantage leases.

(5)	Property and Equipment

   Property and equipment at July 31, 2003 and 2002 are summarized as follows:

	July 31,

	2003	2002

	(In thousands)
Office furniture and equipment	$2,613	$1,232
Computer equipment	28,368	15,237
Software licenses	9,308	8,982
Leasehold improvements	12,549	3,717

	52,838	29,168
Less accumulated depreciation and amortization	(30,673)	(16,756)

Property and equipment, net	$22,165	$12,412

   The estimated useful lives of our fixed assets are as follows: office furniture and equipment, 5 years; computer equipment, 3 years; software licenses, 3 years or life of the license; and leasehold improvements, 4 years or life of the lease.

   The cost and related accumulated amortization of property and equipment held under capital leases (classified as computer equipment above) are as follows:

	July 31,

	2003	2002

	(In thousands)
Cost	$6,349	$457
Accumulated depreciation and amortization	(2,181)	(189)

	$4,168	$268

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Acquisitions

   CBTM. We acquired CBTM in December 2002 in a transaction accounted for as a combination of entities under common control (i.e., “as if pooling”) (see Note 1). In June 2002, prior to our acquisition of CBTM, CBTM acquired substantially all of the assets used or useful in the web hosting and Internet solutions business and assumed certain associated liabilities from the bankruptcy estate of AppliedTheory Corporation (AppliedTheory), which had filed for bankruptcy on April 17, 2002. On June 13, 2002, the acquisition of AppliedTheory by CBTM was consummated, effective June 6, 2002. The results of operations of AppliedTheory have been included in the financial statements of CBTM since June 6, 2002.

   The aggregate purchase price paid by CBTM for the AppliedTheory assets, excluding assumed liabilities, was $16.0 million of which $3.9 million was paid in cash and $12.1 million was paid with the issuance of four notes payable to the AppliedTheory Estate: two unsecured promissory notes totaling $6.0 million, bearing interest at 8% per annum and due June 10, 2006, a secured promissory note totaling $700,000, bearing interest at 8% per annum and due December 10, 2002 and a $5.4 million secured promissory note, non-interest bearing, due December 10, 2002. The two notes due December 10, 2002 were paid in December 2002.

   Of the $6.2 million in identifiable intangible assets, $5.8 million was assigned to customer lists which are being amortized over eight years, except for the New York State Department of Labor customer contract, which is being amortized over five years, and represents the remaining life on the contract. The remaining $440,000 of acquired intangible assets was allocated to proprietary software, which is being amortized over five years.

   Avasta, Inc. On February 5, 2003, we acquired Avasta, a provider of remote hosting and managed service operations in an all-stock transaction valued at approximately $370,000. The acquisition was made to enhance our ability to be a full service provider of applications management services and technology to our customers. The purchase price consisted of 231,039 shares of common stock at a per share value of $1.60 (representing a five-day average of the market value of our common stock at the time of the acquisition). The purchase price of $442,000 consists of the issuance of common stock for approximately $370,000 and approximately $72,000 in acquisition costs. The Agreement and Plan of Merger provided that up to an additional 1,004,518 shares of common stock could be issued in the event certain revenue targets are achieved through June 2003. As a result of the earnout calculation, in September 2003 we issued 179,353 shares of our common stock at a per share value of $4.14 (representing the market value of our common stock the day preceding the issuance of the additional shares for the attainment of certain revenue targets). The negative goodwill of approximately $342,000 reduced the recorded basis of property and equipment. This acquisition was accounted for using the purchase method of accounting.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition:

Avasta

(In thousands)
Current assets	$488
Property and equipment	3,239

Total assets acquired	3,727
Current liabilities	3,285
Long-term debt	—

Total liabilities assumed	3,285

Net assets acquired	$442

   Conxion Corporation. On April 2, 2003, we completed the acquisition of Conxion, a provider of software distribution services and network/server security expertise for its customers, pursuant to an Agreement and Plan of Merger, dated as of March 26, 2003 (Conxion Agreement), by and between us, Union Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary and Conxion. Pursuant to the Conxion Agreement, the shareholders of Conxion received an aggregate of $1.9 million in cash. The acquisition was made to enhance our ability to be a full service provider of applications management services and technology to our customers. The source of funds used for the acquisition of Conxion was our cash on hand. The acquisition price was based on the parties’ determination of the fair value of Conxion and the terms of the Conxion Agreement were derived from arms-length negotiation among the parties. The purchase price of $2.0 million consisted of the $1.9 million paid to the Conxion shareholders and approximately $106,000 in acquisition costs. The negative goodwill of approximately $2.5 million reduced the recorded basis of property and equipment. This acquisition was accounted for using the purchase method of accounting.

   The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition:

Conxion

(In thousands)
Current assets	$7,819
Property and equipment	187

Total assets acquired	8,006
Current liabilities	5,976
Long-term debt	—

Total liabilities assumed	5,976

Net assets acquired	$2,030

   Interliant. On May 16, 2003, we completed the acquisition of substantially all of the assets relating to the managed infrastructure solutions business, encompassing messaging and collaboration, managed hosting, bundled-in managed security, and integrated and related professional services in the United States and in Europe of Interliant, Inc., a Delaware corporation, and several of its subsidiaries (Debtors) in the bankruptcy proceedings of the Debtors under Chapter 11 of Title 11 of the United States Bankruptcy Code pending in the Southern District of New York (White Plains), pursuant to an Asset Purchase Agreement, dated as of May 15, 2003 (the Agreement), by and between our subsidiary, Intrepid Acquisition Corp. and the Debtors, approved by order of the Bankruptcy Court on May 15, 2003. Pursuant to the Agreement, the aggregate purchase price for the Interliant assets was approximately $7.2 million after adjustments, based upon the Debtors’ adjusted net worth, comprised

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of approximately $5.8 million in cash, $624,000 in the form of a credit of future distributions to be paid on the Interliant Notes, $550,000 in principal amount of a non-interest bearing, 180-day promissory note, secured by the Interliant Debt and approximately $200,000 in acquisition-related costs. On May 16, 2003, our subsidiary closed on the purchase of all of the Interliant Assets, other than the Debtors’ accounts receivable. On June 6, 2003 our subsidiary closed on the purchase of the accounts receivable. The source of funds used for the initial closing was our cash on hand combined with the funds provided from and through financing of our accounts receivable with Silicon Valley Bank (SVB), as discussed below, cash acquired with the Interliant assets, and cash receipts from the purchased accounts receivable. The acquisition price was determined through arms-length negotiations and competitive bidding for the Interliant Assets at an auction conducted under the auspices of the Bankruptcy Court. Finalization of the purchase accounting is pending resolution of the net worth calculation. However, we do not believe that any adjustment relating to this matter will be material to our consolidated financial statements.

   The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition:

Interliant

(In thousands)
Current assets	$3,966
Long-term assets	5,940
Property and equipment	2,178

Total assets acquired	12,084
Current liabilities	4,880
Long-term debt	—

Total liabilities assumed	4,880

Net assets acquired	$7,204

   On August 8, 2003, we completed the acquisition (the “CBT Acquisition”) of certain assets and the assumption of certain liabilities of ClearBlue Technologies, Inc., a Delaware corporation (ClearBlue), pursuant to a Stock and Asset Acquisition Agreement, dated as of August 8, 2003 (the “Agreement”). At the time of the Agreement, we were a majority owned subsidiary of ClearBlue and its affiliates. See Notes 2(a) and 16 for further discussion.

   The following unaudited pro forma results of operations for the twelve-months ended July 31, 2003 and 2002 give effect to CBTM’s acquisition of AppliedTheory assets, our fiscal year 2003 acquisitions and the CBT Acquisition as if the transactions had occurred at the beginning of fiscal year 2002. The pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisitions taken place at the beginning of the fiscal 2002 period and is not necessarily indicative of results that may be obtained in the future.

	Year Ended July 31,

	2003	2002

	(In thousands, except for
	per share amounts)
Revenue	$113,528	$197,726
Net loss before extraordinary items	(88,502)	(321,919)
Net loss	(88,502)	(286,962)
Pro forma net loss per share	$(7.59)	$(52.59)

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7)     Investment in Debt Securities

   In a privately negotiated transaction with Fir Tree Recovery Master Fund, LP and Fir Tree Value Partners, LDC, pursuant to an Assignment Agreement dated October 11, 2002 and in a series of open market transactions from certain other third-party holders, we acquired an aggregate principal amount of approximately $36.3 million face value, 10% convertible senior notes (Interliant Notes) due in 2006 of Interliant, Inc. (Interliant) for a total consideration of approximately $2.0 million. Interliant is a provider of managed services, which filed a petition under Chapter 11 of Title 11 of the United States Bankruptcy Code in the Southern District of New York on August 5, 2002, and we made this investment with the intention of participating in the reorganization/sale of Interliant.

   On May 16, 2003, the Southern District of New York (White Plains) confirmed us as the successful bidder for the purchase of the Interliant Assets (see Note 6). We used $624,000 of the value of our Interliant Notes as partial payment for the assets acquired. As such, we have reduced the carrying value of the Interliant Notes by this amount. The final value we will receive for the Interliant Notes has not been determined, however, we estimate the value to approximate the $1.4 million carrying value included in other assets on our Consolidated Balance Sheet. The Interliant Estate has filed a plan of liquidation with the bankruptcy court which is subject to creditor approval and resolution of further contested claims.

(8)     Accrued Expenses

   Accrued expenses consist of the following:

	July 31,

	2003	2002

	(In thousands)
Accrued payroll, benefits and commissions	$3,088	$2,037
Accrued accounts payable	3,694	1,328
Due to AppliedTheory estate	1,461	—
Accrued lease abandonment costs	2,536	189
Accrued interest	351	1,565
Accrued contract termination fees	2,096	—
Accrued other	4,354	2,813

	$17,580	$7,932

(9)     Debt

     (a)     Convertible Notes Payable

   On September 11, 2002, CMGI and HPFS sold their equity and convertible interests in NaviSite to ClearBlue Technologies, Inc. (ClearBlue). Subsequent to July 31, 2002, we had not paid the interest payable on the Notes due on September 30, 2002. We were also no longer listed on the Nasdaq National Market and were instead listed on the Nasdaq SmallCap Market. Pursuant to the Notes, this new listing on the Nasdaq SmallCap Market requires us to seek ClearBlue’s prior written consent before paying interest and principal in the form of common stock. On October 10, 2002, we received a waiver from ClearBlue permitting the payment of interest to be made in the form of stock consistent with our listing on the Nasdaq SmallCap Market and the waiver for any noncompliance of timely payments of interest or principal and we paid the interest due to ClearBlue.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   On December 12, 2002, ClearBlue gave us the right, at our option, to prepay 100% of the interest accrued at December 12, 2002 on the New Note in shares of our common stock. On December 12, 2002, we paid approximately $1.1 million of interest owing on the balance of the New Note with 317,932 shares of our common stock. In addition, ClearBlue waived all interest for the period December 12, 2002 through December 31, 2003 resulting from the unconverted notes. We recognized an imputed interest charge for this interest free period.

   In connection with ClearBlue Finance’s conversion of $20.0 million of convertible notes to common stock (see Note 2), $10.7 million of the unamortized beneficial conversion related to the converted notes was charged to interest expense during the second fiscal quarter of 2003. As part of the conversion of the converted notes, $469,000 in accrued interest related to the Converted Notes was converted into approximately 141,011 shares of our common stock.

   On June 16, 2003, we repaid approximately $3.9 million of the $45.0 million of outstanding New Note payable to ClearBlue Finance with amounts due to us by ClearBlue. The $3.9 million consisted of $1.9 million of intercompany amounts due to us by ClearBlue and a $2.0 million ClearBlue note payable to us. On June 17, 2003, we received written notice from ClearBlue Finance stating its election to convert the remaining $41.2 million of the New Note into 10,559,248 shares of our common stock effective June 19, 2003. Concurrent with the conversion, in the fourth fiscal quarter of 2003 we realized a $21.6 million interest charge for the unamortized beneficial conversion feature related to the converted and repaid convertible notes payable. ClearBlue had previously waived all interest for the period December 12, 2002 through December 31, 2003 on the $45.0 million of convertible notes payable and, accordingly, we had been accruing an imputed interest expense for this period. Subsequent to the conversion, in the fourth fiscal quarter of 2003, we recorded a $2.6 million contribution to additional paid in capital for the imputed accrued interest on the converted and repaid convertible notes payable, as ClearBlue is a related party.

   In fiscal year 2002, the Company issued 446,724 shares of common stock in satisfaction of accrued interest associated with the $65.0 million notes payable to CMGI and HPFS.

     (b)     Accounts Receivable Financing Agreements

   On May 26, 2003, we entered into an Accounts Receivable Financing Agreement (Financing Agreement) with SVB whereby we can finance up to a maximum of $12.5 million of our eligible accounts receivables with an 80% advance rate. Under the Financing Agreement, we are required to repay advances upon the earlier of our receipt of payment on the financed accounts receivables from our customers, or the financed accounts receivable being aged greater than ninety days from date of service. The Financing Agreement has a one-year term and bears an annual interest rate of prime rate plus 4.0%, with a minimum $10,000 monthly finance charge. The Financing Agreement also contains certain affirmative and negative covenants and is secured by substantially all of our assets, tangible and intangible. As part of the Financing Agreement, on May 27, 2003 we issued to Silicon Valley Bank (SVB) warrants to purchase up to 165,000 shares of NaviSite common stock with an exercise price of $2.50, the closing price of our stock on the last business day before the issuance of the warrant. We fair valued the warrants at $370,000 using the Black-Scholes option-pricing model. The value of the warrants is being amortized into interest expense over the term of the Financing Agreement. At July 31, 2003, we had $6.7 million outstanding under the Financing Agreement, which represented the maximum borrowings under the Financing Agreement at that time.

     (c)     Note Payable to Atlantic Investors, LLC (Atlantic)

   On January 29, 2003, we entered into a $10.0 million Loan and Security Agreement (Atlantic Loan) with Atlantic, a related party. The Atlantic Loan has a termination date of February 1, 2004 and bears

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

an interest rate of 8% per annum. Interest is payable upon demand or, at Atlantic’s option, interest may be added to the outstanding balance due to Atlantic by NaviSite. Atlantic may make demand for payment of amounts excess of the minimum Atlantic Loan amount of $2.0 million (Minimum Loan Amount), with 60 days notice, but not such that the payment would be required before February 1, 2004. Atlantic can demand payment of the Minimum Loan Amount with 90 days notice, but not such that payment would be required before August 1, 2003. Under the Atlantic Loan agreement, we can require Atlantic to loan us (1) up to $2.0 million to repay an amount due from CBTM to Unicorn, a related party to NaviSite and Atlantic; (2) $1.0 million for costs associated with our acquisition of Avasta; and (3) up to $500,000 for the post-acquisition working capital needs of Avasta, Atlantic, at its sole and absolute discretion, may advance other amounts to us such that the aggregate amount borrowed by NaviSite does not exceed the maximum loan amount, defined as the lesser of $10.0 million or 65% of our consolidated accounts receivables. On May 30, 2003 we repaid $2.0 million of the approximate $3.0 million outstanding under the Atlantic Loan and on June 11, 2003, we borrowed $2.0 million under the Atlantic Loan. At July 31, 2003, we had $3.0 million outstanding under the Atlantic Loan. This amount is shown as Current Note Payable to Related Party on our Consolidated Balance Sheet. The Atlantic Loan is secured by all of our receivables.

     (d)     Note Payable to the AppliedTheory Estate

   As part of CBTM’s acquisition of certain AppliedTheory assets, CBTM entered into a long-term liability of $6.0 million (Estate Liability) due to the AppliedTheory Estate in June 10, 2006. The Estate Liability bears interest at 8% per annum, which is due and payable at the termination date of the Estate Liability. At July 31, 2003, we had approximately $80,000 in accrued interest related to this note.

     (e)     Notes Payable to the Interliant Estate

   As part of our acquisition of certain Interliant Assets, we entered into a promissory note with the Interliant Estate (Interliant Promissory Note) in the amount of $550,000, payable without interest on the earlier of (i) the 180th day following the Second Closing Date or (ii) the date Interliant estates make distributions to their general unsecured creditors. The Interliant Promissory Note is secured by the Interliant Notes (see Note 6).

(10)     Commitments and Contingencies

     (a)     Leases

   Abandoned Leased Facilities. On January 31, 2003, we abandoned our administrative space on the second floor of our 400 Minuteman Road, Andover, MA leased location. We continue to maintain and operate our Data Center on the first floor of the building, which also serves as our corporate headquarters. While we remain obligated under the terms of the lease for the rent and other costs associated with the second floor of the building, we ceased to use the space on January 31, 2003 and have no foreseeable plans to occupy the second floor in the future. Therefore, in accordance with SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” issued in July 2002, we recorded a charge to our current earnings in fiscal year 2003 of approximately $5.4 million to recognize the costs of exiting the space. The amount is included in the caption “Impairment and restructuring” in the accompanying Consolidated Statements of Operations. The liability is equal to the total amount of rent and other direct costs for the period of time the second floor of the building was expected to remain unoccupied plus the present value of the amount by which the rent paid by us to the landlord exceeds any rent paid to us by a tenant under a sublease over the remainder of the lease term, which is May 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   Near the end of our fiscal year 2002, we abandoned our sales office space in La Jolla, CA. At that time we were able to sublet the space to a third party. During the second quarter of fiscal year 2003, the sublease tenant stopped making payments under the sublease and has abandoned the space. The facility is currently empty and we remain obligated under the terms of the lease for the rent and other costs associated with the building. We have no foreseeable plans to occupy the space, therefore, under SFAS 146, we recorded a charge to our earnings of approximately $1.4 million to recognize the costs of exiting the building. The amount is included in the caption “Impairment and restructuring” in the accompanying Consolidated Statements of Operations. We are actively pursuing options for subleasing or otherwise terminating the lease, but have not reached any agreement at this time. We believe it is more likely than not that we will be able to sublet the building to a tenant at, at a rate below our current rent rate or will have otherwise ended the lease via a lease termination agreement, by January 2004. As such, we have recorded a liability equal to the present value of our estimated future payments.

   Details of activity in the lease exit accrual for the year ended July 31, 2003 were as follows:

	Balance at					Balance at
	July 31, 2002	Expense	Payments	Adjustments		July 31, 2003

	(In thousands)
400 Minuteman Lease abandonment costs	$—	$5,409	$(2,069)	—		$3,340
La Jolla Lease abandonment costs	—	$1,431	$(322)	—		$1,109
Chicago and Virginia lease abandonment costs	—	—	$(301)	$1,700	[1]	$1,399
Amsterdam lease abandonment costs	—	—	—	$164	[1]	$164

	$—	$6,840	$(2,692)	$1,864		$6,012 [2]

[1]	Recorded in purchase accounting for the acquisition of Conxion Corporation

[2]	The current portion of the balance of $2.5 million is included in accrued expenses (Note 8)

   We are obligated under various capital and operating leases for facilities and equipment. CMGI had entered into non-cancelable operating and capital leases on our behalf covering certain of our office facilities and equipment, which expire through 2012. In addition, until we moved our headquarters in January 2000, we paid CMGI for office facilities used as our headquarters for which we were charged based upon an allocation of the total costs for the facilities at market rates. Prior to our IPO, substantially all leases for real property were guaranteed by CMGI. CMGI charged us the actual lease fees under these arrangements. Our total rent expense amounted to $10.2 million, $19.6 million, and $58.5 million for the fiscal years ended July 31, 2003, 2002, and 2001, respectively. In June 2000, we sold certain equipment and leasehold improvements in our data centers in a sale-leaseback transaction to a bank for approximately $30.0 million. We entered into a capital lease for the leaseback of those assets. In January 2001, we paid-off these capital lease obligations for approximately $27.0 million. During the second quarter of fiscal year 2001, we sold certain equipment in sale-leaseback transactions for a total of approximately $13.9 million. Simultaneously with the sales, we entered into operating leases for the equipment.

   During fiscal 2002, we renegotiated or bought out the majority of the operating lease obligations for equipment.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   Minimum annual rental commitments under operating leases and other commitments are as follows as of July 31, 2003:

		Less than	1-3	4-5	After 5
Description	Total	1 Year	Years	Years	Years

	(In thousands)
Short/long-term debt	$10,211	$4,211	$6,000	$—	$—
Interest on debt	1,610	650	960	—	—
Capital leases	5,175	3,273	1,902	—	—
Operating leases	1,336	1,008	328	—	—
Bandwidth commitments	6,717	3,542	2,384	791	—
Maintenance for hardware/software	1,405	1,405	—	—	—
Property leases	87,155	13,357	25,306	19,169	29,323

	$113,609	$27,446	$36,880	$19,960	$29,323

   With respect to the property lease commitments listed above, certain cash is restricted pursuant to terms of lease agreements with landlords. At July 31, 2003, this restricted cash of $3,054,000 on the balance sheet consisted of certificates of deposit at one major financial institution and are recorded at cost, which approximates fair value.

     (b)     Legal Matters

   On or about June 13, 2001, Stuart Werman and Lynn McFarlane filed a lawsuit against us, BancBoston Robertson Stephens, an underwriter of our initial public offering in October 1999, Joel B. Rosen, our then chief executive officer, and Kenneth W. Hale, our then chief financial officer. The suit was filed in the United States District Court for the Southern District of New York. The suit generally alleges that the defendants violated federal securities laws by not disclosing certain actions allegedly taken by Robertson Stephens in connection with our initial public offering. The suit alleges specifically that Robertson Stephens, in exchange for the allocation to its customers of shares of our common stock sold in our initial public offering, solicited and received from its customers’ agreements to purchase additional shares of our common stock in the aftermarket at pre-determined prices. The suit seeks unspecified monetary damages and certification of a plaintiff class consisting of all persons who acquired shares of our common stock between October 22, 1999 and December 6, 2000. Three other substantially similar lawsuits were filed between June 15, 2001 and July 10, 2001 by Moses Mayer (filed June 15, 2001), Barry Feldman (filed June 19, 2001), and Binh Nguyen (filed July 10, 2001). Robert E. Eisenberg, our president at the time of the initial public offering in 1999, also was named as a defendant in the Nguyen lawsuit.

   On or about June 21, 2001, David Federico filed in the United States District Court for the Southern District of New York a lawsuit against us, Mr. Rosen, Mr. Hale, Robertson Stephens and other underwriter defendants including J.P. Morgan Chase, First Albany Companies, Inc., Bank of America Securities, LLC, Bear Stearns & Co., Inc., B.T. Alex. Brown, Inc., Chase Securities, Inc., CIBC World Markets, Credit Suisse First Boston Corp., Dain Rauscher, Inc., Deutsche Bank Securities, Inc., The Goldman Sachs Group, Inc., J.P. Morgan & Co., J.P. Morgan Securities, Lehman Brothers, Inc., Merrill Lynch, Pierce, Fenner & Smith, Inc., Morgan Stanley Dean Witter & Co., Robert Fleming, Inc. and Salomon Smith Barney, Inc. The suit generally alleges that the defendants violated the anti-trust laws and the federal securities laws by conspiring and agreeing to raise and increase the compensation received by the underwriter defendants by requiring those who received allocation of initial public offering stock to agree to purchase shares of manipulated securities in the after-market of the initial public offering at escalating price levels designed to inflate the price of the manipulated stock, thus

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

artificially creating an appearance of demand and high prices for that stock, and initial public offering stock in general, leading to further stock offerings. The suit also alleges that the defendants arranged for the underwriter defendants to receive undisclosed and excessive brokerage commissions and that, as a consequence, the underwriter defendants successfully increased investor interest in the manipulated initial public offering of securities and increased the underwriter defendants’ individual and collective underwritings, compensation, and revenues. The suit further alleges that the defendants violated the federal securities laws by issuing and selling securities pursuant to the initial public offering without disclosing to investors that the underwriter defendants in the offering, including the lead underwriters, had solicited and received excessive and undisclosed commissions from certain investors. The suit seeks unspecified monetary damages and certification of a plaintiff class consisting of all persons who acquired shares of our common stock between October 22, 1999 and June 12, 2001.

   Those five cases, along with lawsuits naming more than 300 other issuers and over 50 investment banks which have been sued in substantially similar lawsuits, have been assigned to the Honorable Shira A. Scheindlin (the “Court”) for all pretrial purposes (the “IPO Securities Litigation”). On September 6, 2001, the Court entered an order consolidating the five individual cases involving us and designating Werman v. NaviSite, Inc., et al., Civil Action No. 01-CV-5374 as the lead case. A consolidated, amended complaint was filed thereafter on April 19, 2002 (the “Class Action Litigation”) on behalf of plaintiffs Arvid Brandstrom and Tony Tse against underwriter defendants Robertson Stephens (as successor-in-interest to BancBoston), BancBoston, J.P. Morgan (as successor-in-interest to Hambrecht & Quist), Hambrecht & Quist and First Albany and against us and Messrs. Rosen, Hale and Eisenberg (collectively, the “NaviSite Defendants”). Plaintiffs uniformly allege that all defendants, including the NaviSite Defendants, violated the federal securities laws (i.e., Sections 11 and 15 of the Securities Act, Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5) by issuing and selling our common stock pursuant to the October 22, 1999, initial public offering, without disclosing to investors that some of the underwriters of the offering, including the lead underwriters, had solicited and received extensive and undisclosed agreements from certain investors to purchase aftermarket shares at pre-arranged, escalating prices and also to receive additional commissions and/or other compensation from those investors. At this time, plaintiffs have not specified the amount of damages they are seeking in the Class Action Litigation.

   Between July and September 2002, the parties to the IPO Securities Litigation briefed motions to dismiss filed by the underwriter defendants and the issuer defendants, including NaviSite. On November 1, 2002, the Court held oral argument on the motions to dismiss. The plaintiffs have since agreed to dismiss the claims against Messrs. Rosen, Hale and Eisenberg without prejudice, in return for their agreement to toll any statute of limitations applicable to those claims. By stipulation entered by the Court on November 18, 2002, Messrs. Rosen, Hale and Eisenberg were dismissed without prejudice from the Class Action Litigation. On February 19, 2003, an opinion and order was issued on defendants’ motion to dismiss the IPO Securities Litigation, essentially denying the motions to dismiss of all 55 underwriter defendants and of 185 of the 301 issuer defendants.

   We believe that the allegations against us are without merit and we intend to vigorously defend against the plaintiffs’ claims. We are not able to predict the possible outcome of the suits and their ultimate effect, if any, on our financial condition.

   In March 2001, we engaged Goldman Sachs & Co. to serve as our financial advisor in connection with the possible sale of all or a portion of NaviSite. On September 17, 2002, Goldman made a written demand for payment of a $3 million success fee in connection with the September 2002 acquisition by ClearBlue of the stock and convertible debt of NaviSite from CMGI and Hewlett-Packard Financial Services Company. We have rejected Goldman’s demands, as we believe they are without merit. No legal actions have been filed concerning the Goldman claim. As this matter is in the initial stage, we are

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

not able to predict the possible outcome of this matter and the effect, if any, on our financial condition.

   On or about September 27, 2002, we received a demand for a wage payment of $850,000 from our former Procurement Director, Joseph Cloonan. We rejected the demand, alleging that Mr. Cloonan’s claim is based, among other things, on a potentially fraudulent contract. Mr. Cloonan also claimed $40,300 for allegedly unpaid accrued vacation and bonuses and that he may be statutorily entitled to treble damages and legal fees. On October 11, 2002, NaviSite filed a civil complaint with the Massachusetts Superior Court, Essex County, seeking a declaratory judgment and asserting claims against Mr. Cloonan for civil fraud, misrepresentation, unjust enrichment and breach of duty of loyalty. We believe the allegations are without merit and intend to vigorously defend against Mr. Cloonan’s claims. As the litigation is in the initial discovery stage, we are not able to predict the possible outcome of this matter and the effect, if any, on our financial condition.

   On October 28, 2002, ClearBlue Technologies Management, Inc., one of our subsidiaries, filed a complaint in United States District Court for the Southern District of New York against Lighthouse International, alleging six causes of action for copyright infringement, breach of contract, account stated, unjust enrichment, unfair competition, and misappropriation and/or conversion. The total claimed damages are in the amount of $1.9 million. On or about January 16, 2003, Lighthouse filed and served its answer and counterclaimed against ClearBlue Technologies Management, Inc. claiming $3.1 million in damages and $5.0 million in punitive relief.

   On June 17, 2003, the U.S. Bankruptcy Court for the Southern District of New York heard oral argument on Lighthouse’s Motion for an Order Compelling the Debtor (AppliedTheory) to Assume or Reject an Agreement, filed in response to ClearBlue Technologies Management, Inc.’s. complaint, and the objections to Lighthouse’s motion filed by ClearBlue Technologies Management and AppliedTheory. Lighthouse made this motion on the basis that it never received notice of ClearBlue Technologies Management assuming the AppliedTheory contract for the LighthouseLink Web site. The Bankruptcy Court declined to grant Lighthouse’s motion, and instead ordered that an evidentiary hearing be conducted to determine whether Lighthouse received appropriate notice of the proposed assignment of the contract by AppliedTheory to ClearBlue Technologies Management. The Bankruptcy Court ordered that the parties first conduct discovery, and upon completion of discovery, which is expected to be completed on or about the end of November 2003, the Bankruptcy Court would schedule an evidentiary hearing on the issue of notice.

   As to the U.S. District Court matter, the exchange of written discovery is near completion, with a number of discovery disputes to be resolved by the Court in October 2003 at a discovery status conference. All depositions of witnesses have been stayed pending completion of the Bankruptcy Court evidentiary hearing. Because of the continuing discovery, and the uncertain outcome of the evidentiary hearing before the Bankruptcy Court, we are not able to predict the possible outcome of this matter, if any, on our financial condition.

   On December 12, 2002, our Board of Directors, pursuant to authority previously granted by our stockholders at the annual meeting of stockholders held on December 19, 2001, approved a reverse stock split of our common stock at a ratio of one-for-fifteen (1:15) (the “Reverse Split”). The Reverse Split was effective on January 7, 2003. On May 28, 2003 we received a letter from Mr. Edward W. Roberts, as trustee of The Roberts Family Trust, stating that in June 2002 the trust had purchased 13,000 shares of our common stock and due to the Reverse Split, the trust now owns 866 shares of common stock (i.e. 13,000 shares divided by 15). As a result of the Reverse Split, Mr. Roberts states an intention to institute a derivative action requesting $7.5 million in damages. On October 20, 2003, we received a letter dated October 13, 2003, from Mr. Robertson, as trustee on behalf of The Roberts Family Trust, stating his intention to prove conspiracy and collusion relating to the September 11, 2002

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transactions between ClearBlue Technologies, Inc. and Hewlett-Packard Financial Services Company and relating to the later Reverse Split. No legal actions have been filed concerning this matter. This matter is in its initial stages and we are not able to predict the possible outcome of this matter, and the effect, if any, on our financial condition. We believe the claim is without merit and intend to vigorously defend any action that may be brought against us.

   On October 14, 2003, we received a letter purportedly on behalf of the former stockholders of Avasta relating to the issuance of additional shares of common stock pursuant to the earnout calculations pursuant to the Agreement and Plan of Merger and Reorganization dated as of January 29, 2003 among Avasta Corp., Avasta, Inc. and NaviSite. No legal actions have been filed concerning this matter. As this matter is in the initial stage, we are not able to predict the possible outcome of this matter and the effect, if any, on our financial condition.

   We are also subject to other legal proceedings and claims which arise in the ordinary course of our business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect our consolidated financial position or results from our operations.

(11)     Income Taxes

   Prior to the initial public offering on October 21, 1999, we were greater than 80% owned by CMGI, and as such, CMGI realized the full benefit of all federal and part of the state net operating losses that had been incurred by us for those periods before the fiscal year ended July 31, 2001. Therefore, such net operating losses incurred by NaviSite were not available to us. The tax sharing agreement between NaviSite and CMGI required us to reimburse CMGI for the amounts it contributed to the consolidated tax liability of the CMGI group; however, under the policy, CMGI was not obligated to reimburse us for any losses utilized in the consolidated CMGI group. After our public offering, CMGI’s ownership fell below 80% and we were no longer included in the federal consolidated group of CMGI. Thus, our federal and state net operating losses can be carried forward to offset our future taxable income.

   Total federal and state income tax expenses (benefit) for the periods ending July 31, 2003, July 31, 2002, and July 31, 2001, consist of the following:

	7/31/2003			7/31/2002			7/31/2001

	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total

	(In thousands)
Federal	$(513)	$513	$—	$—	$—	$—	$—	$—	$—
State	$153	—	$153	$—	$—	$—	$—	$—	$—

	$(360)	$513	$153	$—	$—	$—	$—	$—	$—

   The actual tax expense for the periods ending July 31, 2003, July 31, 2002, and July 31, 2001, differs from the expected tax expense for the these periods as follows:

	7/31/2003	7/31/2002	7/31/2001

	(In thousands)
Computed “expected” tax expense (benefit)	$(24,981)	$(41,376)	$(40,358)
State taxes, net of federal income tax benefit	$101	$—	$—
Losses not benefited	$25,033	$41,376	$40,358

Total	$153	$—	$—

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   Temporary differences between the financial statement carrying and tax bases of assets and liabilities that give rise to significant portions of deferred tax assets (liabilities) are comprised of the following:

	7/31/03	7/31/02

	(In thousands)
Deferred tax assets:
Accruals and reserves	$4,455	$2,206
Loss Carryforwards	$20,709	$103,311
Depreciation and amortization	$33,134	$36,958

Total deferred tax assets	$58,298	$142,475
Less: Valuation allowance	$(58,298)	$(142,475)
Net deferred tax (assets) liabilities	$—	$—

   Valuation allowance decreased by $84.2 million and increased by $47.0 million for the years ended July 31, 2003 and 2002, respectively. The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, both positive and negative, historical and prospective, with greater weight given to historical evidence, it is not more likely than not that these assets will be realized.

   As a result of the transaction on September 11, 2002, the Company experienced a change in ownership as defined in Section 382 of the Internal Revenue Code. As a result of the change in ownership, the utilization of its federal and state tax net operating losses generated prior to the transaction is subject to an annual limitation of approximately $1.2 million. As a result of this limitation, the Company expects that a substantial portion its federal and state net operating loss carryforwards will expire unused.

   The company has net operating loss carryforwards for federal and state tax purposes of approximately $50.2 million, after taking into consideration net operating losses expected to expire unused due to the Section 382 limitation. The federal net operating loss carryforwards will expire from fiscal year 2011 to fiscal year 2023.

(12)     Stockholders’ Equity

     (a)     Issuance of Common Stock

   On December 12, 2002, ClearBlue cancelled warrants to purchase 346,883 shares of our common stock at an exercise price ranging from $86.55 to $103.80 per share.

   The 567,978 shares issued to ClearBlue on December 31, 2002 in connection with the acquisition of CBTM have been accounted for by us as a dividend distribution to ClearBlue because ClearBlue and its affiliates are considered to have controlling interest over both CBTM and NaviSite. As a result, we reported a reduction of retained earnings of $1.3 million, which represents the number of common shares issued at the then current market value of $2.25 per share.

   On February 5, 2003, we issued 231,039 shares of our common stock at a per share value of $1.60 in connection with the acquisition of Avasta (see Note 6). In September 2003 we issued 179,353 shares of our common stock at a per share value of $4.14 (representing the market value of our common stock the day preceding the issuance of the addition shares) for the attainment of certain revenue targets in conjunction with the Avasta acquisition.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(13)     Stock Option Plans

     (a)     1999 Employee Stock Purchase Plan

   The 1999 Employee Stock Purchase Plan (the Stock Purchase Plan) was adopted by NaviSite’s board of directors and stockholders in October 1999. The Stock Purchase Plan provides for the issuance of a maximum of 16,666 shares of our common stock. The Plan allows participants to purchase shares at 85% of the closing price of common stock on the first business day of the Plan period or the last business day of the Plan period, whichever closing price is less. During fiscal year 2002, no additional shares were issued under this plan.

   During fiscal year 2003, no additional shares were issued under this plan. We issued a total of 16,657 shares since the plan’s inception.

     (b)     Deferred Compensation Plan

   A Deferred Compensation Plan (the Deferred Compensation Plan) was adopted by NaviSite’s board of directors in October 1999. Under the terms of the Deferred Compensation Plan, our employees who are selected by the board of directors (as well as certain of our employees who previously participated in a deferred compensation plan sponsored by CMGI) will be able to elect to defer a portion of their compensation for the following calendar year. We also may make discretionary contributions to a participant’s account, to which the participant generally will become entitled after five years of service with us. Effective December 18, 2001, the plan was terminated. During 2001 and through the termination date in 2002, we did not make any discretionary contributions to the plan.

     (c)     1999 Director Stock Option Plan

   In October 1999, NaviSite ceased issuing options under the 1998 Director Plan and the board of directors and the stockholders approved and adopted the 1999 Stock Option Plan for Non-employee Directors (the 1999 Director Plan). A total of 33,333 shares of Common Stock are reserved for issuance under the 1999 Director Plan. Directors who are not NaviSite employees or otherwise affiliates, employees or designees of an institutional or corporate investor that owns more than 5% of outstanding Common Stock will be eligible to receive non-statutory stock options under the 1999 Director Plan. On March 5, 2002, the 1999 Director Plan was amended to increase the initial options granted to each eligible director to 3,333 shares from the original 1,667 shares and to increase the subsequent annual grants to directors to 667 shares from the original 417 shares.

   The board of directors has discretion to increase to up to 6,667 shares the number of shares of Common Stock subject to any initial option or additional option covering any vesting period of up to 48 months that may be granted to an eligible director after the date of the increase.

   During fiscal year 2003 no options were granted and there were no outstanding options under this plan. Upon the approval of the 2003 Plan by NaviSite’s stockholders, no further option grants shall be made under the 1999 Director Plan.

     (d)     1998 Director Stock Option Plan

   In December 1998, NaviSite’s board of directors and stockholders approved the 1998 Director Stock Option Plan (the 1998 Director Plan). In October 1999, we ceased issuing options under the 1998 Director Plan. Upon the adoption of the 1999 Director Plan, each NaviSite director (who is not also an employee of NaviSite, any subsidiary of NaviSite or of CMGI) was entitled to receive, upon the date of his or her election, a non-statutory option to purchase Common Stock as defined. A maximum number of 16,666 shares of Common Stock were authorized for issuance under the 1998 Director Plan. Each

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

automatic grant had an exercise price equal to the current fair market value of the Common Stock at the time of grant and a maximum term of ten years, subject to earlier termination following the optionee’s cessation of service on the board of directors.

   During fiscal 2003, no options were granted and no options were outstanding under the 1998 Director Plan.

     (e)     NaviSite 2000 Stock Option Plan

   In November 2000, NaviSite’s board of directors approved the 2000 Stock Option Plan (the Plan). Under the Plan, nonqualified stock options or incentive stock options may be granted to NaviSite’s employees, other than those who are also officers or directors, and our consultants and advisors, as defined, up to a maximum number of shares of Common Stock not to exceed 66,666 shares. The board of directors administers this plan, selects the individuals who are eligible to be granted options under the Plan and determines the number of shares and exercise price of each option. Options granted under the Plan have a five-year maximum term and typically vest over a one-year period. Upon the approval of the 2003 Plan by NaviSite’s stockholders, no further option grants shall be made under the Plan. The following table reflects activity of stock options under our Plan for the year ended July 31, 2003:

	2003		2002		2001

		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding beginning of year	16,266	$128.44	32,157	$128.44	—	$—
Granted	—	—	—	—	53,037	128.44
Exercised	—	—	—	—	—	—
Cancelled	(11,394)	128.44	(15,891)	128.44	(20,880)	128.44

Options outstanding, end of year	4,872	$128.44	16,266	$128.44	32,157	$128.44

Options exercisable, end of year	4,872		16,266		—

Options available for grant, end of year	61,794		50,400		34,509

     (f)     NaviSite 1998 Equity Incentive Plan

   In December 1998, NaviSite’s board of directors and stockholders approved the 1998 Equity Incentive Plan, as amended (the 1998 Plan). The 1998 Plan replaced NaviSite Internet Services Corporation’s 1997 Equity Incentive Plan (the 1997 Plan). All options outstanding under the 1997 Plan were cancelled and replaced with an equivalent amount of options issued in accordance with the 1998 Plan. Under the original 1998 Plan, nonqualified stock options or incentive stock options may be granted to NaviSite’s or its affiliates’ employees, directors, and consultants, as defined, up to a maximum number of shares of Common Stock not to exceed 333,333 shares. In August 1999, the board of directors approved an increase in the number of shares authorized under the 1998 Plan to 741,628. In December 2000, the board of directors approved an additional increase in the number of shares authorized under the 1998 Plan to 1,000,000 shares. The board of directors administers this plan, selects the individuals who are eligible to be granted options under the 1998 Plan and determines the number of shares and exercise price of each option. The chief executive officer, upon authority granted by the board of directors, is authorized to approve the grant of options to purchase Common Stock under the 1998 Plan to certain persons. Options are granted at fair market value. Options granted under

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the 1998 Plan have a five-year maximum term and typically vest over a four year period, with 25% of options granted becoming exercisable one year from the date of grant and the remaining 75% vesting monthly for the next thirty-six (36) months. Upon the approval of the 2003 Plan by NaviSite’s stockholders, no further option grants shall be made under the 1998 Plan. The following table reflects activity and historical exercise prices of stock options under our 1998 Plan for the three years ended July 31, 2003.

	2003		2002		2001

		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding beginning of year	452,801	$149.40	522,560	$276.00	534,262	$416.85
Granted	128,164	2.57	268,397	4.65	427,638	100.20
Exercised	(1,905)	1.18	(34,901)	1.05	(35,153)	9.00
Cancelled	(313,091)	160.79	(303,255)	256.35	(404,187)	297.60

Options outstanding, end of year	265,969	$66.14	452,801	$149.40	522,560	$276.00

Options exercisable, end of year	175,555	$84.18	131,156	$294.60	198,472	$266.85

Options available for grant, end of year	571,661		386,606		351,781

	Options Outstanding
				Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Range of Exercise Prices	Outstanding	Life (Years)	Price	Outstanding	Price

$.01 – $ 2.40	6,413	1.12	$0.90	5,214	$0.58
2.41 – 2.55	120,000	9.94	2.55	60,000	2.55
2.56 – 3.90	42,511	3.64	3.90	22,771	3.90
3.91 – 9.60	37,157	3.30	4.87	36,948	4.86
9.61 – 27.75	29,153	22.39	2.68	24,610	23.32
27.76 – 73.13	5,042	2.04	51.16	3,839	51.52
73.14 – 182.82	7,160	1.31	113.02	6,537	110.86
182.83 – 671.25	7,054	1.82	620.52	5,504	618.92
671.26 up	11,479	1.53	943.99	10,132	932.79

	265,969			175,555

     (g)     NaviSite 2003 Stock Option Plan

   On July 10, 2003, the 2003 Stock Incentive Plan (the “2003 Plan”) was approved by the Board of Directors. The 2003 Plan has not yet been approved by NaviSite’s Stockholders. The 2003 Plan provides that stock options or restricted stock awards may be granted to employees, officers, directors, consultants, and advisors or NaviSite (or any present or future parent or subsidiary corporations and any other business venture (including, without limitation, joint venture or limited liability company) in which NaviSite has a controlling interest, as determined by the Board of Directors of NaviSite) The board of directors has authorized 2,600,000 shares of common stock for issuance under the 2003 Plan.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   The 2003 Plan is administered by the Board of Directors of NaviSite or any committee to which the Board delegates its powers under the 2003 Plan. Subject to the provisions of the 2003 Plan, the Board of Directors will determine the terms of each award, including the number of shares of common stock subject to the award and the exercise thereof.

   The Board of Directors may, in its sole discretion, amend, modify or terminate any award granted or made under the 2003 Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Board of Directors may also provide that any stock option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 2003 Plan shall be free of some or all restrictions.

   As of July 31, 2003, stock options to purchase 2,272,000 shares of common stock at an average exercise price of $2.55 per share were outstanding under the 2003 Plan. During fiscal year 2003, no options were exercised or cancelled. The options do not become exercisable until the stockholders of the Company have duly approved the plan. Once approved, the options will become exercisable as to 25% of the original number of shares on grant date and thereafter in equal amounts monthly over the three year period commencing on the grant date.

     (h)     CMGI 1986 Stock Option Plan

   Certain NaviSite employees have been granted options for the purchase of CMGI Common Stock under the CMGI 1986 Stock Option Plan (the 1986 Plan). Options under the 1986 Plan are granted at fair market value on the date of grant and are generally exercisable in equal cumulative installments over a four-to-ten year period beginning one year after the date of grant. Outstanding options under the 1986 Plan expire through 2007. Under the 1986 Plan, nonqualified stock options or incentive stock options may be granted to CMGI’s or its subsidiaries’ employees, as defined. The board of directors of CMGI administers this plan, selects the individuals to whom options will be granted and determines the number of shares and exercise price of each option.

   The following table reflects activity and historical exercise prices of stock options granted to NaviSite employees under the 1986 Plan for the three years ended July 31, 2003. Options held by employees who transferred to NaviSite from CMGI or CMGI subsidiaries kept their CMGI options and during fiscal year 2003, 2002 and 2001 are shown as transfers into the 1986 plan. Employees that transferred to CMGI from an affiliate could not keep their affiliate options.

   On September 11, 2002 each of CMGI and Hewlett-Packard Financial Services Company (HPFS) sold and transferred to ClearBlue Technologies, Inc. (ClearBlue), a privately-held managed service provider based in San Francisco, California equity and debt interests. Due to this transaction, NaviSite employees had 30 days from September 11, 2002 to exercise vested CMGI options. There were no options exercised and subsequently all outstanding options were cancelled.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   The following table summarizes information about stock options granted NaviSite employees under the 1986 Plan outstanding at July 31, 2003:

	2003		2002		2001

		Weighted		Weighted		Weighted
	Number	Average	Number	Average	Number	Average
	of	Exercise	of	Exercise	of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Options outstanding beginning of year	106,582	$8.76	349,562	$26.10	510,923	$27.85
Granted	—	—	—	—	—	—
Transfers	—	—	(2,834)	20.26	14,615	24.40
Exercised	—	—	—	—	(48,803)	4.72
Cancelled	(106,582)	8.76	(240,146)	32.44	(127,173)	44.60

Options outstanding, end of year	—	$—	106,582	$8.76	349,562	$26.10

Options exercisable, end of year	—		97,486	$7.86	261,090	$31.39

(i) Other Stock Option Grants

   At July 31, 2003, we had 2,665 outstanding stock options issued outside of existing plans to certain directors at an average exercise price of $135.56. These stock options were fully vested on the grant date and have a contractual life of 10 years.

(j) Other Disclosure

   SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, we have elected to continue to apply APB No. 25 to account for the stock-based compensation plans in which NaviSite’s employees participate.

(14)     Related Party Transactions

   For the period August 1, 2002 through September 11, 2002, we classified revenue from CMGI and CMGI affiliates as revenue from related parties. For the period September 12, 2002 through July 31, 2003, we classified revenue from CMGI and CMGI affiliates as third-party revenue.

   The consolidated financial statements include certain allocations from CMGI for certain general and administrative expenses, such as rent, legal services, insurance, and employee benefits. Allocations are based primarily on headcount. Management believes that the method used to allocate the costs and expenses is reasonable; however, such allocated amounts may or may not necessarily be indicative of what actual expenses would have been incurred had we operated independently of CMGI. As a result of CMGI’s sale of its debt and equity interests in us, the agreement between NaviSite and CMGI whereby CMGI provided certain services for us automatically terminated. CMGI continued to provide certain services to us pursuant to a Transition Services Agreement we entered into with CMGI on November 25, 2002, as we transitioned to services agreements with ClearBlue and to other third-party suppliers. This transition agreement concluded during the second quarter of fiscal year 2003 and we have completely severed our administrative ties with CMGI; however, CMGI remains a third-party customer. During the second quarter of fiscal year 2003, we contracted with ClearBlue and third-party suppliers for these services. We currently rent administrative facilities from CMGI at 800 Federal Street, Andover, Massachusetts.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   On December 31, 2002, CBTM was required to pay a $6.1 million liability owed to the AppliedTheory Estate as a result of CBTM’s acquisition of AppliedTheory. In order to fund the $6.1 million payment, CBTM entered into a $6.0 million line of credit with Unicorn Worldwide Holding Limited (Unicorn), a related party to NaviSite and CBTM. CBTM drew down $4.6 million and together with cash on hand at December 31, 2002, paid the $6.1 million liability due to the AppliedTheory Estate. In January 2003, CBTM paid $2.6 million of the $4.6 million due to Unicorn, leaving a liability to Unicorn of $2.0 million at January 31, 2003. In January 2003, we entered into a Loan and Security Agreement with Atlantic and in February 2003, drew down on this facility to pay off the remaining $2.0 million due Unicorn by CBTM. CBTM has a long-term liability of $6.0 million (Estate Liability) due to the AppliedTheory Estate in June 10, 2006. The Estate Liability bears interest at 8% per annum, which is due and payable at the termination date of the Estate Liability.

   Beginning January 1, 2003, we entered into an Outsourcing Agreement with ClearBlue whereby we provided certain management services as well as manage the day-to-day operations of ClearBlue’s data centers. We charge ClearBlue actual costs incurred plus a 5% mark-up on labor costs only. In fiscal year 2003, we charged ClearBlue approximately $270,000 under this agreement. This amount is included in other income in the Consolidated Statement of Operations. In connection with the Outsourcing Agreement, we entered into two loan arrangements, one whereby we will loan amounts to ClearBlue for working capital needs (NaviSite Loan) and one whereby ClearBlue will loan amounts to NaviSite for working capital needs (ClearBlue Loan). The two loans may be drawn down upon, at the sole discretion of the lender, up to a maximum aggregate amount of $2.0 million per note. ClearBlue owed us approximately $1.9 million at April 30, 2003 under the NaviSite Loan. In addition to the amount due under the NaviSite loan, ClearBlue owed certain amounts to CBTM at the time of CBTM’s sale to NaviSite. On June 2, 2003, we amended the NaviSite Loan to increase the borrowing facility, on a temporary basis, to $2.3 million and loaned an additional $200,000 to ClearBlue. The additional $200,000 funding to ClearBlue was repaid to us on June 6, 2003. On June 16, 2003, we used $3.9 million of the amounts due to us by ClearBlue to pay down a portion of our $45.0 million outstanding on the New Note.

   On January 29, 2003, we entered into a $10 million Loan and Security Agreement (Atlantic Loan) with Atlantic, a related party. The Atlantic Loan has a termination date of February 1, 2004 and bears an interest rate of 8% per annum. Interest is payable upon demand or, at Atlantic’s option, interest may be added to the outstanding balance due to Atlantic by NaviSite. Atlantic may make demand for payment of amounts in excess of the minimum Atlantic Loan amount of $2.0 million (Minimum Loan Amount), with 60 days notice, but not such that the payment would be required before February 1, 2003. Atlantic can demand payment of the Minimum Loan Amount with 90 days notice, but not such that payment would be required before August 1, 2003. Under the Atlantic Loan agreement, we can require Atlantic to loan us (1) up to $2.0 million to repay an amount due from CBTM to Unicorn, a related party to NaviSite and Atlantic; (2) $1.0 million for costs associated with our acquisition of Avasta; and (3) up to $500,000 for the post-acquisition working capital needs of Avasta Atlantic, at its sole and absolute discretion, may advance other amounts to us such that the aggregate amount borrowed by NaviSite does not exceed the maximum loan amount, defined as the lesser of $10.0 million or 65% of our consolidated accounts receivables. At July 31, 2003, we had $3.0 million outstanding under the Atlantic Loan and had approximately $500,000 available to us. This amount is shown as Due to Affiliate on our Consolidated Balance Sheet. The Atlantic Loan is secured by all of our receivables. On May 30, 2003 we repaid $2.0 million of the approximate $3.0 million outstanding under the Atlantic Loan and on June 11, 2003, we borrowed $2.0 million under the Atlantic Loan.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(15)	Selected Quarterly Financial Data (Unaudited)

   Financial information for interim periods was as follows:

	Fiscal Year Ended July 31, 2003

	Q1	Q2	Q3	Q4

	(In thousands)
Revenue	$15,871	$18,761	$19,620	$22,341
Gross profit	(624)	1,747	2,308	2,381
Net loss	(10,005)	(20,231)	(11,304)	(32,085)
Net loss per share	$(1.60)	$(2.07)	$(0.88)	$(1.80)

	Fiscal Year Ended July 31, 2002

	Q1	Q2	Q3	Q4

	(In thousands)
Revenue	$19,279	$15,674	$14,717	$9,751
Gross profit	(29,457)	(11,859)	4,552	(39,132)
Net loss	(44,340)	(26,779)	(2,044)	(48,530)
Net loss per share	$(10.72)	$(4.70)	$(0.35)	$(7.97)

(a)	Net loss per common share is computed independently for each of the quarters based on the weighted average number of shares outstanding during the quarter. Therefore, the aggregate per share amount for the quarters may not equal the amount calculated for the full year.

(16)	Subsequent Events

   On August 8, 2003, we completed the acquisition of certain assets and the assumption of certain liabilities of ClearBlue Technologies, Inc. pursuant to a Stock and Asset Acquisition Agreement (the “CBT Agreement”). Pursuant to the CBT Agreement, we acquired all outstanding shares of six (6) wholly-owned subsidiaries of ClearBlue Technologies, Inc. with data centers located in Chicago, Las Vegas, Los Angeles, Milwaukee, Oakbrook and Vienna.

   In addition, we exercised effective control over and assumed the revenue and expenses, as of the date of the CBT Agreement, of four (4) additional wholly-owned subsidiaries of ClearBlue Technologies, Inc. with data centers located in Dallas, New York, San Francisco and Santa Clara. Ownership of these subsidiaries will automatically be transferred, under certain conditions, to us for no additional consideration in February 2004.

   In exchange for these subsidiaries and certain assets and contracts relating to them, we: (i) issued 1.1 million shares of our common stock, to ClearBlue Technologies, Inc.; (ii) released ClearBlue Technologies, Inc. from certain inter-company advances in an amount up to $300,000; (iii) assumed all of ClearBlue Technologies, Inc.’s obligations under certain assets and contracts relating to the these subsidiaries; and (iv) released ClearBlue Technologies, Inc. from certain payment obligations owed to us pursuant to the Outsourcing Agreement in an amount not to exceed $263,000. The financial statement impacts have been reflected in these restated financial statements to account for this business combination of entities under common control in a manner similar to a pooling-of-interest.

INDEPENDENT AUDITORS’ REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors and Stockholders

NaviSite, Inc. and Subsidiaries:

   Under date of October 21, 2003, we reported on the consolidated balance sheets of NaviSite, Inc. as of July 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the fiscal years in the three-year period ended July 31, 2003, which are included in this Form S-2. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule of Valuation and Qualifying Accounts in this Form S-2. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   The audit report on the consolidated financial statements of NaviSite, Inc. referred to above contains an explanatory paragraph that states that the Company’s recurring losses since inception and accumulated deficit, as well as other factors, raise substantial doubt about the entity’s ability to continue as a going concern. The financial statement schedule does not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

October 21, 2003

NAVISITE, INC. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

	Years Ended July 31, 2003, 2002, and 2001

	Balance at	Additions		Deductions	Balance at
	beginning	charged to		from	end of
	of year	expense	Other(1)	reserve	year

	(In thousands)
Year ended July 31, 2001:
Allowance for doubtful accounts	$1,219	$11,948	$—	$(6,308)	$6,859
Year ended July 31, 2002:
Allowance for doubtful accounts	$6,859	$3,490	$—	$(9,732)	$617
Year ended July 31, 2003:
Allowance for doubtful accounts	$617	$1,778	$3,119	$(3,484)	$2,030

(1)	Represents allowance for doubtful accounts of CBTM (acquired in fiscal year 2003) and CBT (acquired in fiscal year 2004) which were accounted for in a manner similar to a pooling-of-interest due to common control ownership.

NAVISITE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	October 31,	July 31,
	2003	2003

	(Unaudited)
	(In thousands,
	except par value)
ASSETS
Current Assets:
Cash and cash equivalents	$2,898	$3,862
Accounts receivable, less allowance for doubtful accounts of $1,847 and $2,030 at October 31, 2003 and July 31, 2003, respectively	17,218	14,741
Due from related parties	125	—
Prepaid expenses and other current assets	4,674	4,011

Total current assets	24,915	22,614
Property and equipment, net	20,039	22,165
Customer lists, less amortization of $4,571 and $3,724 at October 31, 2003 and July 31, 2003, respectively	11,181	12,052
Goodwill	3,206	3,206
Other assets	6,069	6,280
Restricted cash	2,182	3,054

Total assets	$67,592	$69,371

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts receivable financing line	$9,269	$6,358
Current notes payable	1,181	1,211
Capital lease obligations, current portion	2,927	3,268
Current note payable to related party	3,000	3,000
Accounts payable	4,122	4,371
Accrued expenses	16,316	17,580
Deferred revenue	2,722	2,993
Customer deposits	129	134

Total current liabilities	39,666	38,915
Capital lease obligations, less current portion	1,541	1,907
Accrued lease abandonment costs, less current portion	3,933	3,476
Note to the AppliedTheory estate	6,000	6,000
Other long-term liabilities	2,111	2,194

Total liabilities	53,251	52,492
Commitments and contingencies (note 10)
Stockholders’ equity:
Preferred Stock, $0.01 par value. Authorized 5,000 shares; no shares issued or outstanding at October 31, 2003 and July 31, 2003	—	—
Accumulated other comprehensive income (loss)	15	(16)
Common Stock, $0.01 par value. Authorized 395,000 shares; issued and outstanding 24,691 and 23,412 at October 31, 2003 and July 31, 2003	248	235
Additional paid-in capital	435,934	432,399
Accumulated deficit	(421,856)	(415,739)

Total stockholders’ equity	14,341	16,879

Total liabilities and stockholders’ equity	$67,592	$69,371

See accompanying notes to interim consolidated financial statements.

NAVISITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	October 31,

	2003	2002

	(Unaudited)
	(In thousands, except
	per share data)
Revenue:
Revenue	$23,473	$14,561
Revenue, related parties	—	1,310

Total revenue	23,473	15,871
Cost of revenue	17,924	16,495
Impairment, restructuring and other	633	—

Total cost of revenue	18,557	16,495

Gross profit, (loss)	4,916	(624)
Operating expenses:
Product development	348	382
Selling and marketing	1,972	1,287
General and administrative	4,958	3,677
Impairment, restructuring and other	456	147

Total operating expenses	7,734	5,493

Loss from operations	(2,818)	(6,117)
Other income (expense):
Interest income	64	305
Interest expense	(609)	(3,940)
Other income (expense), net	10	(253)

Net loss	$(3,353)	$(10,005)

Basic and diluted net loss per common share	$(0.14)	$(1.60)

Basic and diluted weighted average number of common shares outstanding	24,506	6,270

See accompanying notes to interim consolidated financial statements.

NAVISITE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	October 31,

	2003	2002

	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net loss	$(3,353)	$(10,005)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	3,484	3,350
Amortization of beneficial conversion feature to interest expense	—	1,773
Interest on debt paid in stock	—	276
Other non-cash interest expense	260	—
Impairment and restructuring	1,088	147
Loss on disposal of assets	—	19
Provision for doubtful accounts	(183)	141
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	(2,294)	(516)
Due from related parties	(125)	1,479
Prepaid expenses and other current assets, net	(663)	51
Other long-term liabilities	(83)	103
Long-term assets	516	—
Accounts payable	(248)	(256)
Other assets	—	35
Customer deposits	(5)	31
Accrued expenses and deferred revenue	(1,613)	(294)

Net cash used for operating activities	(3,219)	(3,666)
Cash flows from investing activities:
Purchase of property and equipment, net	(486)	(196)
Purchase of debt securities	—	(1,963)
Proceeds from the sale of equipment	—	307
Restricted cash	872	(32)

Net cash provided by (used for) investing activities	386	(1,884)
Cash flows from financing activities:
Proceeds from issuance of common stock	—	1,990
Repayment of note payable	—	(4,631)
Net borrowings under accounts receivable line	2,606	—
Payments under note to affiliates	(30)	—
Payment of capital lease obligations	(707)	(475)

Net cash provided by (used for) financing activities	1,869	(3,116)
Net decrease in cash	(964)	(8,666)
Cash and cash equivalents, beginning of quarter	3,862	22,379

Cash and cash equivalents, end of quarter	$2,898	$13,713

Supplemental disclosure of cash flow information:
Cash paid for interest	$273	$1,473

See accompanying notes to interim consolidated financial statements.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2003 and 2002, and July 31, 2003
(Unaudited)

1.	Description of Business

   NaviSite, Inc. provides outsourced hosting and managed application services for middle-market organizations, which include mid-sized companies, enterprises, divisions of large multi-national companies, government agencies. Substantially all revenues are generated from customers in the United States.

2.	Significant Accounting Policies

(a) Basis of Presentation

   The accompanying interim consolidated financial statements have been prepared by NaviSite, Inc. (NaviSite, we, us or our) in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. It is suggested that the interim consolidated financial statements be read in conjunction with the audited consolidated financial statements and the accompanying notes included in this prospectus.

   The information furnished reflects all adjustments, which, in the opinion of management, are of a normal recurring nature and are considered necessary for a fair presentation of results for the interim periods. Such adjustments consist only of normal recurring items. It should be noted that results for interim periods are not necessarily indicative of the results expected for the full year or any future period.

   The preparation of these interim consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

One-for-fifteen Reverse Stock Split

   On December 12, 2002, our board of directors, pursuant to authority previously granted by our stockholders at the annual meeting on December 19, 2001, approved a reverse stock split of our common stock at a ratio of one-for-fifteen (1:15) effective January 7, 2003. All per-share amounts and number of shares outstanding have been restated to give effect to the reverse stock split.

Impact of Acquisitions

   On August 8, 2003, we completed the acquisition of certain assets and the assumption of certain liabilities of ClearBlue Technologies, Inc. (CBT) pursuant to a Stock and Asset Acquisition Agreement (the CBT Agreement). We acquired all outstanding shares of six (6) wholly-owned subsidiaries of CBT with data centers located in Chicago, Las Vegas, Los Angeles, Milwaukee, Oakbrook and Vienna. In addition, we assumed the revenue and expense, as of the date of acquisition, of four (4) additional wholly-owned subsidiaries of CBT with data centers located in Dallas, New York, San Francisco and Santa Clara. Ownership of these subsidiaries will automatically be transferred, under certain conditions, to NaviSite for no additional consideration in February 2004. The operational results of these four subsidiaries have been included herein since NaviSite exercised effective control over these subsidiaries as of August 8, 2003.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   As Atlantic Investors, LLC had a controlling interest in both NaviSite and CBT at the time of the combination, the transaction was accounted for as a combination of entities under common control (i.e., “as if pooling”) whereby the assets and liabilities of CBT and NaviSite were combined at their historical amounts. Accordingly, the Company’s consolidated financial statements have been restated for all periods prior to the business combination to include the financial results back to the date on which CBT acquired the controlling interest in the Company (September 11, 2002) after the elimination of intercompany balances as identified in our 8K/A filing on October 22, 2003. CBT’s balance sheet has been included in the Consolidated Balance Sheet of NaviSite at October 31, 2003 and July 31, 2003, and CBT’s results of operations and cash flows for the three months ended October 31, 2003 have been included in the Consolidated Statement of Operations and Consolidated Statement of Cash Flows of NaviSite for the three month period ended October 31, 2003 and CBT’s results of operations for the two month period ended October 31, 2002 have been included in our Consolidated Statements of Operations for the three month period ended October 31, 2002. See Note 6 for further discussion of our fiscal year 2003 and 2004 acquisitions.

(b) Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of NaviSite and our wholly-owned subsidiaries, ClickHear, Inc., NaviSite Acquisition Corp., ClearBlue Technologies Management, Inc., Avasta, Inc., Conxion Corporation, Intrepid Acquisition Corp., ClearBlue Technologies/ Chicago-Wells, Inc., ClearBlue Technologies/ Las Vegas, Inc., ClearBlue Technologies/ Los Angeles, Inc., ClearBlue Technologies/ Milwaukee, Inc., ClearBlue Technologies/ Oakbrook, Inc., and ClearBlue Technologies/ Vienna, Inc. after elimination of all significant intercompany balances and transactions.

(c) Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates made by management include the useful lives of fixed assets and intangible assets, recoverability of long-lived assets and the collectibility of receivables.

(d) Cash and Cash Equivalents

   Cash equivalents consist of a money market fund, which invests in high quality short-term debt obligations, including commercial paper, asset-backed commercial paper, corporate bonds, U.S. government agency obligations, taxable municipal securities, and repurchase agreements.

(e) Revenue Recognition

   Revenue consists of monthly fees for Web site and Internet application management, application rentals, hosting, co-location, and professional services. Revenue (other than installation fees) is generally billed and recognized over the term of the contract, generally one to three years, based on actual usage. Payments received in advance of providing services are deferred until the period such services are provided. Revenue from professional services is recognized on a time-and-material basis as the services are performed or under the percentage of completion method for revenue relating to fixed-price contracts. We generally sell our professional services under contracts with terms ranging from one to five years. Revenue and profits on long-term Internet solutions contracts, which represent approximately 2% of total revenues for the three-month period ended October 31, 2003, performed over

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

extended periods are principally recognized under the percentage-of-completion method of accounting with adjustments recorded in the period in which the revisions are made. Any anticipated losses on contracts are charged to operations as soon as they are determinable.

(f) Concentrations of Credit Risk

   Our financial instruments include cash, accounts receivable, obligations under capital leases, software agreements, accounts payable, and accrued expenses. As of October 31, 2003, the carrying cost of these instruments approximated their fair value. Financial instruments that potentially subject us to concentration of credit risk consist primarily of accounts receivable. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers across many industries that comprise our customer base. One third-party customer accounted for 15% and 23% of our total revenues for the three-month period ended October 31, 2003 and October 31, 2002, respectively. Accounts receivable at October 31, 2003 include approximately $2.4 million due from this third-party customer.

(g) Comprehensive Income (Loss)

   Comprehensive income (loss) is defined as the change in equity from foreign currency translation adjustments.

(h) Goodwill and Intangible Assets

   At October 31, 2003 and July 31, 2003, our intangible assets consisted of customer lists resulting from our acquisition of CBTM, and the acquisitions of the certain assets and liabilities of Interliant and CBT. Our intangible assets were recorded at a gross carrying value of $15.8 million, less accumulated amortization of $4.6 million and $3.7 million at October 31, 2003 and July 31, 2003, respectively. Amortization expense related to our customer lists of $0.8 million for the three-month period ended October 31, 2003 was recorded as a component of our cost of revenue. Goodwill, resulting from our acquisition of CBTM, is recorded at its gross carrying value of $3.2 million. The Company performs its annual impairment analysis in its fiscal fourth quarter.

(i) Accounting for Impairment of Long-Lived Assets

   We assess the need to record impairment losses on long-lived assets used in operations when indicators of impairment are present. On an ongoing basis, management reviews the value and period of amortization or depreciation of long-lived assets. During this review, the significant assumptions used in determining the original cost of long-lived assets are reevaluated. Although the assumptions may vary from transaction to transaction, they generally include revenue growth, operating results, cash flows, and other indicators of value. Management then determines whether there has been a permanent impairment of the value of long-lived assets by comparing future undiscounted cash flows to the asset’s carrying value. If the estimated future undiscounted cash flows are less than the carrying value of the asset, a loss is recorded based on the excess of the asset’s carrying value over fair value.

(j) Income Taxes

   We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k) Net Loss Per Common Share

   Basic earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period using the as-if-converted method for convertible notes payable or the treasury stock method for options, unless such amounts are anti-dilutive.

   For the three months ended October 31, 2003 and 2002, net loss per basic and diluted share is based on weighted average common shares and excludes any common stock equivalents, as they would be anti-dilutive due to the reported loss. For the three months ended October 31, 2003 and 2002, 40,200 and 4,168, respectively, of dilutive shares related to employee stock options were excluded as they had an anti-dilutive effect due to the net loss. (see note 11)

(l) Stock-Based Compensation

   We account for our stock option plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees, and Related Interpretations.” No stock-based compensation cost is reflected in net income (loss) for these plans, as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if we had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock Based Compensation, to stock based compensation:

	For the Three Months
	Ended October 31,

	2003	2002

	(In thousands, except
	per share data)
Net loss, as reported	$(3,353)	$(10,005)
Add: stock based employee compensation expense determined under fair value based method for all awards, net of related tax effects	$(921)	$(3,316)*

Net loss, as adjusted	$(4,274)	$(13,321)

Loss per share:
Basic and diluted — as reported	$(0.14)	$(1.60)
Basic and diluted — as adjusted	$(0.17)	$(2.12)

*	Includes $13,259 related to CMGI Options. After the change of control on September 11, 2002, all outstanding CMGI options issued to NaviSite employees were canceled.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	For the Three Months
	Ended October 31,

	2003	2002

NaviSite:
Risk-free interest rate	2.26%	2.25%
Expected dividend yield	0.00%	0.00%
Expected volatility	172.56%	171.47%
Expected life (years)	3.02	3.02
Weighted average fair value of options granted during the period	$3.53	$2.36

(m) Segment Reporting

   We currently operate in one segment, outsourced hosting and managed application services.

(n) New Accounting Pronouncements

   In May 2003, the FASB issued SFAS No. 150, “Accounting For Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, which establishes standards for how an issuer of financial instruments classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) if, at inception, the monetary value of the obligation is based solely or predominantly on a fixed monetary amount known at inception, variations in something other than the fair value of the issuer’s equity shares or variations inversely related to changes in the fair value of the issuer’s equity shares. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. On November 7, 2003 the FASB deferred the classification and measurement provisions of SFAS No. 150 as they apply to certain mandatory redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. The Company has not entered into or modified any financial instruments covered by this statement after May 31, 2003 and the application of this standard is not expected to have a material impact on the Company’s financial position or results of operations.

(o) Reclassifications

   Certain fiscal year 2003 balances have been reclassified to conform with the fiscal year 2004 financial statement presentation.

(p) Foreign Currency

   The functional currencies of our wholly-owned subsidiaries are the local currencies. The financial statements of the subsidiaries are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during corresponding period for revenues, cost of revenues and expenses. Translation gains and losses are deferred and accumulated as a separate component of stockholders’ equity (accumulated other comprehensive income (loss)).

3.	Liquidity

   Our cash and cash equivalents decreased to approximately $2.9 million at October 31, 2003 from approximately $3.9 million at July 31, 2003. Net cash used in operating activities was approximately

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$3.2 million for the period ended October 31, 2003, resulting primarily from net losses, increases in accounts receivable, decreases in accrued expenses and deferred revenue partially offset by depreciation, amortization and non-cash impairment charges. Net cash provided by investing activities was approximately $0.4 million for the period ended October 31, 2003, resulting primarily from reductions of restricted cash offset by purchases of property and equipment. Net cash provided by financing activities was approximately $1.9 million for the period ended October 31, 2003, resulting primarily from borrowings from our accounts receivable financing line partially offset by repayment of capital lease obligations.

   At October 31, 2003, we had a working capital deficit of $14.8 million, an accumulated deficit of $422.0 million, and have reported losses from operations since incorporation. We anticipate incurring additional losses throughout our current fiscal year. We have taken several actions we believe will allow us to continue as a going concern through July 31, 2004, including the closing and integration of strategic acquisitions, the change in our Board of Directors and senior management and bringing costs more in line with projected revenues. Based upon our cash flow estimates we believe that we will more than likely need to raise funds to meet our anticipated needs for working capital and capital expenditures for the remainder of fiscal year 2004. Our cash flow estimates are based upon attaining certain levels of sales, maintaining budgeted levels of operating expenses, collections of accounts receivable and maintaining our current borrowing line with Silicon Valley Bank among other assumptions, including the improvement in the overall macroeconomic environment. However there can be no assurance that we will be able to meet such assumptions. Our sales estimate includes revenue from new and existing customers which may not be realized and we may be required to further reduce expenses if budgeted sales are not attained. We may be unsuccessful in reducing expenses in proportion to any shortfall in projected sales and our estimate of collections of accounts receivable may be hindered by our customers’ ability to pay.

   We believe that we will more than likely need to raise funds through the issuance of equity or convertible debt securities, or through credit arrangements with financial institutions. If we are required to raise money in the future and we experience difficulty doing so, our business will be materially adversely affected. The accompanying consolidated financial statements have been prepared assuming NaviSite will continue as a going concern and, as such, do not include any adjustments that may result from the outcome of these uncertainties.

4.	Intangible Assets

   Intangible assets as of October 31, 2003 are as follows (in thousands):

	Gross Carrying	Accumulated
	Amount	Amortization

Customer Lists	$15,752	$4,571

   Intangible asset amortization expense for the three-month period ended October 31, 2003 and 2002 aggregated $847 and $530, respectively. The amount reflected in the table below for fiscal year 2004 includes year-to-date amortization. Amortization expense related to intangible assets for the next five years is as follows:

Year Ending July 31, 2004	$3,338
2005	$3,060
2006	$2,737
2007	$1,787
2008	$1,027

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5.	Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and assets acquired under capital leases are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Assets acquired under capital leases in which title transfers to us at the end of the agreement are amortized over the useful life of the asset. Expenditures for maintenance and repairs are charged to expense as incurred.

   Property and equipment at October 31, 2003 and July 31, 2003 are summarized as follows:

	October 31,	July 31,
	2003	2003

	(In thousands)
Office furniture and equipment	$2,614	$2,613
Computer equipment	28,694	28,368
Software licenses	9,343	9,308
Leasehold improvements	12,689	12,549

	53,340	52,838
Less accumulated depreciation and amortization	(33,301)	(30,673)

Property and equipment, net	$20,039	$22,165

6.	Acquisitions

   CBTM. We acquired CBTM in December 2002 in a transaction accounted for as a combination of entities under common control (i.e., “as if pooling”). In June 2002, prior to our acquisition of CBTM, CBTM acquired substantially all of the assets used or useful in the web hosting and Internet solutions business and assumed certain associated liabilities from the bankruptcy estate of AppliedTheory Corporation (AppliedTheory), which had filed for bankruptcy on April 17, 2002. On June 13, 2002, the acquisition of AppliedTheory by CBTM was consummated, effective June 6, 2002. The results of operations of AppliedTheory have been included in the financial statements of CBTM since June 6, 2002.

   The aggregate purchase price paid by CBTM for the AppliedTheory assets, excluding assumed liabilities, was $16.0 million of which $3.9 million was paid in cash and $12.1 million was paid with the issuance of four notes payable to the AppliedTheory Estate: two unsecured promissory notes totaling $6.0 million, bearing interest at 8% per annum and due June 10, 2006, a secured promissory note totaling $700,000, bearing interest at 8% per annum and due December 10, 2002 and a $5.4 million secured promissory note, non-interest bearing, due December 10, 2002. The two notes due December 10, 2002 were paid in December 2002.

   Of the $6.2 million in identifiable intangible assets, $5.8 million was assigned to customer lists which are being amortized over eight years, except for the New York State Department of Labor customer contract, which is being amortized over five years, and represented the remaining life on the contract. The remaining $440,000 of acquired intangible assets was allocated to proprietary software, which is being amortized over five years.

   Avasta, Inc. On February 5, 2003, we acquired Avasta, a provider of remote hosting and managed service operations, in an all-stock transaction valued at approximately $370,000. The acquisition was made to enhance our ability to be a full service provider of applications management services and technology to our customers. The purchase price consisted of 231,039 shares of common stock at a per share value of $1.60 (representing a five-day average of the market value of our common stock at the

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

time of the acquisition). The purchase price of $442,000 consists of the issuance of common stock for approximately $370,000 and approximately $72,000 in acquisition costs. The Agreement and Plan of Merger provided that up to an additional 1,004,518 shares of common stock could be issued in the event certain revenue targets were achieved through June 2003. As a result of the earnout calculation, in September 2003 we issued 179,353 shares of our common stock at a per share value of $4.14 (representing the market value of our common stock the day preceding the issuance of the additional shares for the attainment of certain revenue targets). The negative goodwill of approximately $342,000 reduced the recorded basis of property and equipment. This acquisition was accounted for using the purchase method of accounting.

   Conxion Corporation. On April 2, 2003, we completed the acquisition of Conxion, a provider of software distribution services and network/server security expertise for its customers, pursuant to an Agreement and Plan of Merger, dated as of March 26, 2003 (Conxion Agreement), by and between us, Union Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary and Conxion. Pursuant to the Conxion Agreement, the shareholders of Conxion received an aggregate of $1.9 million in cash. The acquisition was made to enhance our ability to be a full service provider of applications management services and technology to our customers. The source of funds used for the acquisition of Conxion was our cash on hand. The acquisition price was based on the parties’ determination of the fair value of Conxion and the terms of the Conxion Agreement were derived from arms-length negotiation among the parties. The purchase price of $2.0 million consisted of the $1.9 million paid to the Conxion shareholders and approximately $106,000 in acquisition costs. The negative goodwill of approximately $2.5 million reduced the recorded basis of property and equipment. This acquisition was accounted for using the purchase method of accounting.

   Interliant. On May 16, 2003, we completed the acquisition of substantially all of the assets relating to the managed infrastructure solutions business, encompassing messaging and collaboration, managed hosting, bundled-in managed security, and integrated and related professional services in the United States and in Europe of Interliant, Inc., a Delaware corporation, and several of its subsidiaries (Debtors) in the bankruptcy proceedings of the Debtors under Chapter 11 of Title 11 of the United States Bankruptcy Code pending in the Southern District of New York (White Plains), pursuant to an Asset Purchase Agreement, dated as of May 15, 2003 (the Agreement), by and between our subsidiary, Intrepid Acquisition Corp. and the Debtors, approved by order of the Bankruptcy Court on May 15, 2003. Pursuant to the Agreement, the aggregate purchase price for the Interliant assets was approximately $7.2 million after adjustments, based upon the Debtors’ adjusted net worth, comprised of approximately $5.8 million in cash, $624,000 in the form of a credit of future distributions to be paid on the Interliant Notes, $550,000 in principal amount of a non-interest bearing, 180-day promissory note, secured by the Interliant Debt and approximately $200,000 in acquisition-related costs. On May 16, 2003, our subsidiary closed on the purchase of all of the Interliant Assets, other than the Debtors’ accounts receivable. On June 6, 2003 our subsidiary closed on the purchase of the accounts receivable. The source of funds used for the initial closing was our cash on hand combined with the funds provided from and through financing of our accounts receivable with Silicon Valley Bank (SVB), as discussed below, cash acquired with the Interliant assets, and cash receipts from the purchased accounts receivable. The acquisition price was determined through arms-length negotiations and competitive bidding for the Interliant Assets at an auction conducted under the auspices of the Bankruptcy Court. Final purchase accounting may be adjusted pending resolution of a net worth calculation as defined in the asset purchase agreement, however we do not expect that this adjustment will be material. (see note 9)

   ClearBlue Technologies. On August 8, 2003, we completed the acquisition (the “CBT Acquisition”) of certain assets and the assumption of certain liabilities of CBT pursuant to a Stock and Asset Acquisition Agreement (the “CBT Agreement”). Pursuant to the CBT Agreement, we acquired all

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

outstanding shares of six (6) wholly-owned subsidiaries of CBT with data centers located in Chicago, Las Vegas, Los Angeles, Milwaukee, Oakbrook and Vienna. In addition, we assumed the revenue and expense, as of the date of the CBT Agreement, of four (4) additional wholly-owned subsidiaries of CBT with data centers located in Dallas, New York, San Francisco and Santa Clara. Ownership of these subsidiaries will automatically be transferred, under certain conditions, to us for no additional consideration in February 2004.

   In exchange for these subsidiaries and certain assets and contracts relating to them, we: (i) issued 1.1 million shares of our common stock, to CBT; (ii) released CBT from certain inter-company advances in an amount up to $300,000; (iii) assumed all of CBT’s obligations under certain assets and contracts relating to the these subsidiaries; and (iv) released CBT from certain payment obligations owed to us pursuant to the Outsourcing Agreement in an amount not to exceed $263,000.

   As Atlantic Investors, LLC had a controlling interest in both NaviSite and CBT at the time of the combination, the transaction was accounted for as a combination of entities under common control (i.e., “as if pooling”) whereby the assets and liabilities of CBT and NaviSite were combined at their historical amounts. Accordingly, the Company’s consolidated financial statements have been restated for all periods prior to the business combination to include the financial results back to the date on which CBT acquired the controlling interest in the Company (September 11, 2002). CBT’s balance sheet has been included in the Consolidated Balance Sheet of NaviSite at October 31, 2003 and July 31, 2003, and CBT’s results of operations and cash flows for the three months ended October 31, 2003 have been included in the Consolidated Statement of Operations and Consolidated Statement of Cash Flows of NaviSite for the three month period ended October 31, 2003, and CBT’s results of operations for the two month period ended October 31, 2002 have been included in our Consolidated Statement of Operations for the three month period ended October 31, 2002.

   The following unaudited results of operations for the three-months ended October 31, 2003 and unaudited pro forma results for the three-month period ended October 31, 2002 give effect to our acquisition of CBTM and the CBT Acquisition, which were accounted for as “as if poolings” and to CBTM’s acquisition of AppliedTheory assets as if the transactions had occurred at the beginning of fiscal year 2002. The pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisitions taken place at the beginning of the fiscal 2002 period and is not necessarily indicative of results that may be obtained in the future.

	For the Three Months
	Ended October 31,

	Actual	Pro Forma
	2003	2002

	(In thousands, except
	per share data)
Revenue	$23,473	$32,714
Net loss	(3,353)	(15,450)
Pro forma net loss per share	$(0.14)	$(2.46)

7.	Investment in Debt Securities

   In a privately negotiated transaction with Fir Tree Recovery Master Fund, LP and Fir Tree Value Partners, LDC pursuant to an Assignment Agreement dated October 11, 2002 and in a series of open market transactions from certain other third-party holders, we acquired an aggregate principal amount of approximately $36.3 million face value, 10% convertible senior notes (Interliant Notes) due in 2006 of Interliant, Inc. (Interliant) for a total consideration of approximately $2.0 million. Interliant is a provider of managed services, which filed a petition under Chapter 11 of the United States Bankruptcy

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Code in the Southern District of New York on August 5, 2002, and we made this investment with the intention of participating in the reorganization/sale of Interliant.

   On May 16, 2003 the Southern District of New York (White Plains) confirmed us as the successful bidder for the purchase of the Interliant assets. The final value we will receive for the Interliant Notes has not been determined, however, we estimate the value to approximate the $1.4 million carrying value, included in other assets on our Consolidated Balance Sheet. The Interliant Estate has filed a plan of liquidation with the bankruptcy court which is subject to creditor approval and resolution of contested claims.

8.     Accrued Expenses

   Accrued expenses consist of the following at October 31, 2003 and July 31, 2003, respectively.

	October 31,	July 31,
	2003	2003

	(In thousands)
Accrued payroll, benefits, commissions	$2,651	$3,088
Accrued accounts payable	3,671	3,694
Accrued interest	536	351
Due to the AppliedTheory Estate	1,461	1,461
Accrued contract termination fees	850	2,096
Accrued lease abandonment costs	2,785	2,536
Accrued taxes	933	708
Accrued other	3,429	3,646

Total accrued expenses	$16,316	$17,580

9.     Debt

     (a)     Accounts Receivable Financing Agreement

   On May 26, 2003, we entered into an Accounts Receivable Financing Agreement (Financing Agreement) with Silicon Valley Bank (SVB) whereby we can finance up to a maximum of $12.5 million of our eligible accounts receivables with an 80% advance rate. Under the Financing Agreement, we are required to repay advances upon the earlier of our receipt of payment on the financed accounts receivables from our customers, or the financed accounts receivable being aged greater than ninety days from date of service. The Financing Agreement has a one-year term and bears an annual interest rate of prime rate plus 4.0%, with a minimum $10,000 monthly finance charge. The Financing Agreement also contains certain affirmative and negative covenants and is secured by substantially all of our assets, tangible and intangible. As part of the Financing Agreement, on May 27, 2003 we issued to SVB warrants to purchase up to 165,000 shares of NaviSite common stock with an exercise price of $2.50, the closing price of our stock on the last business day before the issuance of the warrant. We fair valued the warrants at $370,000 using the Black-Scholes option-pricing model. The value of the warrants is being amortized into interest expense over the term of the Financing Agreement. At October 31, 2003, we had approximately $9.5 million outstanding under the Financing Agreement, which represented the maximum borrowings under the Financing Agreement at that time. The outstanding amount under the Financing Agreement is shown net of the unamortized amount of the warrants on our Consolidated Balance Sheets.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     (b)     Note Payable to Atlantic Investors, LLC (Atlantic)

   On January 29, 2003, we entered into a $10.0 million Loan and Security Agreement (Atlantic Loan) with Atlantic, a related party. The Atlantic Loan, as amended on January 16, 2004 has a termination date of the earlier of (i) August 1, 2004 and (ii) five business days after our receipt of gross proceeds from a financing or a sale of assets of at least $13 million, and bears an interest rate of 8% per annum. Interest is payable upon demand or, at Atlantic’s option, interest may be added to the outstanding balance due to Atlantic by NaviSite. Atlantic may make demand for payment of amounts in excess of the minimum Atlantic Loan amount of $2.0 million (Minimum Loan Amount), with 60 days notice, but not such that the payment would be required before February 1, 2004. Atlantic can demand payment of the Minimum Loan Amount with 90 days notice, but not such that payment would be required before August 1, 2003. Under the Atlantic Loan agreement, we can require Atlantic to loan us (1) up to $2.0 million to repay an amount due from CBTM to Unicorn, a related party to NaviSite and Atlantic; (2) $1.0 million for costs associated with our acquisition of Avasta; and (3) up to $500,000 for the post-acquisition working capital needs of Avasta. Atlantic, at its sole and absolute discretion, may advance other amounts to us such that the aggregate amount borrowed by NaviSite does not exceed the maximum loan amount, defined as the lesser of $10.0 million or 65% of our consolidated accounts receivables. On May 30, 2003 we repaid $2.0 million of the approximate $3.0 million outstanding under the Atlantic Loan and on June 11, 2003, we borrowed $2.0 million under the Atlantic Loan. At October 31, 2003, we had $3.0 million outstanding under the Atlantic Loan. This amount is shown as Current Note Payable to Related Party on our Consolidated Balance Sheet. The Atlantic Loan is secured by all of our receivables.

     (c)     Note Payable to the AppliedTheory Estate

   As part of CBTM’s acquisition of certain AppliedTheory assets, CBTM entered into a long-term liability of $6.0 million (Estate Liability) due to the AppliedTheory Estate in June 10, 2006. The Estate Liability bears interest at 8% per annum, which is due and payable annually. At October 31, 2003, we had approximately $200,000 in accrued interest related to this note.

     (d)     Notes Payable to the Interliant Estate

   As part of our acquisition of certain Interliant Assets, we entered into a promissory note with the Interliant Estate (Interliant Promissory Note) in the amount of $550,000, payable without interest on the earlier of (i) the 180th day following the Second Closing Date or (ii) the date Interliant estates make distributions to their general unsecured creditors. The Interliant Promissory Note is secured by the Interliant Notes. Pursuant to the terms of the Asset Purchase Agreement between Intrepid and Interliant, each party placed $300,000 in escrow as security for adjustments in the purchase price based upon changes in Interliant’s net worth at the time of the closing. The parties have reached a verbal understanding, subject to final documentation, that will result in a $325,000 purchase price adjustment in favor of Intrepid. Intrepid’s $550,000 promissory note in favor of Interliant will be satisfied out of the net worth adjustment and the remaining balance of $225,000 will be paid from funds Intrepid placed in escrow.

10.     Commitments and Contingencies

     (a)     Leases

   Abandoned Leased Facilities. On January 31, 2003, we abandoned administrative space on the second floor of our 400 Minuteman Road, Andover, MA leased location. We continue to maintain and operate our Data Center on the first floor of the building. While we remain obligated under the terms of the lease for the rent and other costs associated with the second floor of the building, we ceased to

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

use the space on January 31, 2003 and have no foreseeable plans to occupy the second floor in the future. Therefore, in accordance with SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” issued in July 2002, we recorded a charge to our earnings in fiscal year 2003 of approximately $5.4 million to recognize the costs of exiting the space. The liability is equal to the total amount of rent and other direct costs for the period of time the second floor of the building was expected to remain unoccupied plus the present value of the amount by which the rent paid by us to the landlord exceeds any rent paid to us by a tenant under a sublease over the remainder of the lease term, which is May 2011.

   Near the end of our fiscal year 2002, we abandoned our sales office space in La Jolla, CA. At that time we were able to sublet the space to a third party. During the second quarter of fiscal year 2003, the sublease tenant stopped making payments under the sublease and has abandoned the space. The facility is currently empty and we remain obligated under the terms of the lease for the rent and other costs associated with the building. We have no foreseeable plans to occupy the space, therefore, under SFAS 146, we recorded a charge to our earnings of approximately $1.4 million during fiscal year 2003 to recognize the costs of exiting the building.

   In October 2003, we abandoned administrative office space at 55 Francisco St. San Francisco, California and data center space and office space located at Westwood Center, Vienna, Virginia. While we remain obligated under the terms of these leases for the rent and other costs associated with these leases, we have made the decision to cease using these spaces on October 31, 2003 and have no foreseeable plans to occupy them in the future. Therefore, in accordance with SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” issued in July 2002, we recorded a charge to our current earnings in the first quarter of fiscal year 2004 of approximately $1.1 million to recognize the costs of exiting the space. The amount is included in the caption “Impairment and restructuring” in the accompanying Consolidated Statements of Operations. The liability is equal to the total amount of rent and other direct costs for the period of time space is expected to remain unoccupied plus the present value of the amount by which the rent paid by us to the landlord exceeds any rent paid to us by a tenant under a sublease over the remainder of the lease terms, which expire in January 2006 and July 2005, respectively.

   Details of activity in the lease exit accrual for the period ended October 31, 2003 were as follows:

	Balance at			Balance at
	July 31,			October 31,
	2003	Expense	Payments	2003

	(In thousands)
400 Minuteman Lease abandonment costs	$3,340	$—	$(350)	$2,990
La Jolla Lease abandonment costs	1,109	—	(56)	1,053
Chicago & Virginia Lease abandonment costs	1,399	10	—	1,409
Amsterdam Lease abandonment costs	164	2	—	166
Vienna Lease abandonment costs	—	644	—	644
55 Francisco Lease abandonment costs	—	456	—	456

	$6,012	$1,112	$(406)	$6,718

   We are obligated under various capital and operating leases for facilities and equipment.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

   Minimum annual rental commitments under operating leases and other commitments are as follows as of October 31, 2003:

		Less than	1-3	4-5	After 5
Description	Total	1 Year	Years	Years	Years

	(In thousands)
Short/long-term debt	$19,450	$13,450	$6,000	$—	$—
Interest on debt	1,613	653	960	—	—
Capital leases	4,468	2,927	1,541	—	—
Operating leases	1,034	834	200	—	—
Bandwidth commitments	5,329	2,661	2,026	642	—
Maintenance for hardware/software	1,188	1,188	—	—	—
Property leases	84,682	13,482	25,467	19,150	26,583

	$117,764	$35,195	$36,194	$19,792	$26,583

     (b)     Legal Matters

     IPO Securities Litigation

   On or about June 13, 2001, Stuart Werman and Lynn McFarlane filed a lawsuit against us, BancBoston Robertson Stephens, an underwriter of our initial public offering in October 1999, Joel B. Rosen, our then chief executive officer, and Kenneth W. Hale, our then chief financial officer. The suit was filed in the United States District Court for the Southern District of New York. The suit generally alleges that the defendants violated federal securities laws by not disclosing certain actions allegedly taken by Robertson Stephens in connection with our initial public offering. The suit alleges specifically that Robertson Stephens, in exchange for the allocation to its customers of shares of our common stock sold in our initial public offering, solicited and received from its customers’ agreements to purchase additional shares of our common stock in the aftermarket at pre-determined prices. The suit seeks unspecified monetary damages and certification of a plaintiff class consisting of all persons who acquired shares of our common stock between October 22, 1999 and December 6, 2000. Three other substantially similar lawsuits were filed between June 15, 2001 and July 10, 2001 by Moses Mayer (filed June 15, 2001), Barry Feldman (filed June 19, 2001), and Binh Nguyen (filed July 10, 2001). Robert E. Eisenberg, our president at the time of the initial public offering in 1999, also was named as a defendant in the Nguyen lawsuit.

   On or about June 21, 2001, David Federico filed in the United States District Court for the Southern District of New York a lawsuit against us, Mr. Rosen, Mr. Hale, Robertson Stephens and other underwriter defendants including J.P. Morgan Chase, First Albany Companies, Inc., Bank of America Securities, LLC, Bear Stearns & Co., Inc., B.T. Alex. Brown, Inc., Chase Securities, Inc., CIBC World Markets, Credit Suisse First Boston Corp., Dain Rauscher, Inc., Deutsche Bank Securities, Inc., The Goldman Sachs Group, Inc., J.P. Morgan & Co., J.P. Morgan Securities, Lehman Brothers, Inc., Merrill Lynch, Pierce, Fenner & Smith, Inc., Morgan Stanley Dean Witter & Co., Robert Fleming, Inc. and Salomon Smith Barney, Inc. The suit generally alleges that the defendants violated the anti-trust laws and the federal securities laws by conspiring and agreeing to raise and increase the compensation received by the underwriter defendants by requiring those who received allocation of initial public offering stock to agree to purchase shares of manipulated securities in the after-market of the initial public offering at escalating price levels designed to inflate the price of the manipulated stock, thus artificially creating an appearance of demand and high prices for that stock, and initial public offering stock in general, leading to further stock offerings. The suit also alleges that the defendants arranged for the underwriter defendants to receive undisclosed and excessive brokerage commissions and that, as a

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consequence, the underwriter defendants successfully increased investor interest in the manipulated initial public offering of securities and increased the underwriter defendants’ individual and collective underwritings, compensation, and revenues. The suit further alleges that the defendants violated the federal securities laws by issuing and selling securities pursuant to the initial public offering without disclosing to investors that the underwriter defendants in the offering, including the lead underwriters, had solicited and received excessive and undisclosed commissions from certain investors. The suit seeks unspecified monetary damages and certification of a plaintiff class consisting of all persons who acquired shares of our common stock between October 22, 1999 and June 12, 2001.

   Those five cases, along with lawsuits naming more than 300 other issuers and over 50 investment banks which have been sued in substantially similar lawsuits, have been assigned to the Honorable Shira A. Scheindlin (the “Court”) for all pretrial purposes (the “IPO Securities Litigation”). On September 6, 2001, the Court entered an order consolidating the five individual cases involving us and designating Werman v. NaviSite, Inc., et al., Civil Action No. 01-CV-5374 as the lead case. A consolidated, amended complaint was filed thereafter on April 19, 2002 (the “Class Action Litigation”) on behalf of plaintiffs Arvid Brandstrom and Tony Tse against underwriter defendants Robertson Stephens (as successor-in-interest to BancBoston), BancBoston, J.P. Morgan (as successor-in-interest to Hambrecht & Quist), Hambrecht & Quist and First Albany and against us and Messrs. Rosen, Hale and Eisenberg (collectively, the “NaviSite Defendants”). Plaintiffs uniformly allege that all defendants, including the NaviSite Defendants, violated the federal securities laws (i.e., Sections 11 and 15 of the Securities Act, Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5) by issuing and selling our common stock pursuant to the October 22, 1999, initial public offering, without disclosing to investors that some of the underwriters of the offering, including the lead underwriters, had solicited and received extensive and undisclosed agreements from certain investors to purchase aftermarket shares at pre-arranged, escalating prices and also to receive additional commissions and/or other compensation from those investors. At this time, plaintiffs have not specified the amount of damages they are seeking in the Class Action Litigation.

   Between July and September 2002, the parties to the IPO Securities Litigation briefed motions to dismiss filed by the underwriter defendants and the issuer defendants, including NaviSite. On November 1, 2002, the Court held oral argument on the motions to dismiss. The plaintiffs have since agreed to dismiss the claims against Messrs. Rosen, Hale and Eisenberg without prejudice, in return for their agreement to toll any statute of limitations applicable to those claims. By stipulation entered by the Court on November 18, 2002, Messrs. Rosen, Hale and Eisenberg were dismissed without prejudice from the Class Action Litigation. On February 19, 2003, an opinion and order was issued on defendants’ motion to dismiss the IPO Securities Litigation, essentially denying the motions to dismiss of all 55 underwriter defendants and of 185 of the 301 issuer defendants.

   We believe that the allegations against us are without merit and we intend to vigorously defend against the plaintiffs’ claims. We are not able to predict the possible outcome of the suits and their ultimate effect, if any, on our financial condition.

     Goldman Sachs Payment Demand

   In March 2001, we engaged Goldman Sachs & Co. to serve as our financial advisor in connection with the possible sale of all or a portion of NaviSite. On September 17, 2002, Goldman made a written demand for payment of a $3.0 million success fee in connection with the September 2002 acquisition by CBT of the stock and convertible debt of NaviSite from CMGI and Hewlett-Packard Financial Services Company. We have rejected Goldman’s demands, as we believe they are without merit. No legal actions have been filed concerning the Goldman claim. As this matter is in the initial stage, we are not able to predict the possible outcome of this matter and the effect, if any, on our financial condition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Joseph Cloonan

   On or about September 27, 2002, we received a demand for a wage payment of $850,000 from our former Procurement Director, Joseph Cloonan. We rejected the demand, alleging that Mr. Cloonan’s claim is based, among other things, on a potentially fraudulent contract. Mr. Cloonan also claimed $40,300 for allegedly unpaid accrued vacation and bonuses and that he may be statutorily entitled to treble damages and legal fees. On October 11, 2002, NaviSite filed a civil complaint with the Massachusetts Superior Court, Essex County, seeking a declaratory judgment and asserting claims against Mr. Cloonan for civil fraud, misrepresentation, unjust enrichment and breach of duty of loyalty. Mr. Cloonan asserted counter claims against NaviSite seeking the payments set forth in his September 2002 demand. We believe Mr. Cloonan’s allegations are without merit and intend to vigorously defend against them. As the litigation is in the initial discovery stage, we are not able to predict the possible outcome of this matter and the effect, if any, on our financial condition.

Lighthouse International

   On October 28, 2002, CBTM, one of our subsidiaries, filed a complaint in United States District Court for the Southern District of New York against Lighthouse International, alleging six causes of action for copyright infringement, breach of contract, account stated, unjust enrichment, unfair competition, and misappropriation and/or conversion. The total claimed damages are in the amount of $1.9 million. On or about January 16, 2003, Lighthouse filed and served its answer and counterclaimed against CBTM claiming $3.1 million in damages and $5.0 million in punitive relief.

   On June 17, 2003, the U.S. Bankruptcy Court for the Southern District of New York heard oral argument on Lighthouse’s Motion for an Order Compelling the Debtor (AppliedTheory) to Assume or Reject an Agreement, filed in response to CBTM’s. complaint, and the objections to Lighthouse’s motion filed by CBTM and AppliedTheory. Lighthouse made this motion on the basis that it never received notice of CBTM assuming the AppliedTheory contract for the LighthouseLink Web site. The Bankruptcy Court declined to grant Lighthouse’s motion, and instead ordered that an evidentiary hearing be conducted to determine whether Lighthouse received appropriate notice of the proposed assignment of the contract by AppliedTheory to CBTM. The Bankruptcy Court ordered that the parties first conduct discovery, and upon completion of discovery, which is expected to be completed on or about the end of January 2004, the Bankruptcy Court would schedule an evidentiary hearing on the issue of notice.

   As to the U.S. District Court matter, the exchange of written discovery is near completion, with a number of discovery disputes to be resolved by the Court in October 2003 at a discovery status conference. All depositions of witnesses have been stayed pending completion of the Bankruptcy Court evidentiary hearing. Because of the continuing discovery, and the uncertain outcome of the evidentiary hearing before the Bankruptcy Court, we are not able to predict the possible outcome of this matter, if any, on our financial condition.

Avasta Earnout

   On October 14, 2003, we received a letter purportedly on behalf of the former stockholders of Avasta relating to the issuance of additional shares of common stock pursuant to the earnout calculations pursuant to the Agreement and Plan of Merger and Reorganization dated as of January 29, 2003 among Avasta Corp., Avasta, Inc. and NaviSite. On December 11, 2003, a demand for arbitration before JAMS was filed claiming among other things breach of contract, tortious conduct, fraud and other wrongful conduct. Damages sought include in excess of 691,538 shares of NaviSite common stock. As this matter is in the initial stage, we are not able to predict the possible outcome of this matter and the effect, if any, on our financial condition.

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

La Jolla Landlord

   On November 24, 2003, U.S. Property Fund GmbH & Co, the landlord for space leased by NaviSite in La Jolla, California, filed a breach of lease action against NaviSite. The landlord claims damages in excess of $2.0 million. As this matter is in the initial stage, we are not able to predict the possible outcome of this matter and the effect, if any, on our financial condition.

11.     Stockholders Equity

   On December 12, 2002, CBT cancelled warrants to purchase 346,883 shares of our common stock at exercise prices ranging from $86.55 to $103.80 per share. The 567,978 shares issued to CBT on December 31, 2002 in connection with the acquisition of CBTM have been accounted for by us as a dividend distribution to CBT because CBT and its affiliates are considered to have controlling interest over both CBTM and NaviSite. As a result, we reported an increase to accumulated deficit of $1.3 million, which represents the number of common shares issued at the then current market value of $2.25 per share.

   On February 5, 2003, we issued 231,039 shares of our common stock at a per share value of $1.60 in connection with the acquisition of Avasta (see Note 6). In September 2003 we issued 179,353 shares of our common stock at a per share value of $4.14 (representing the market value of our common stock the day preceding the issuance of the addition shares) for the attainment of certain revenue targets in conjunction with the Avasta acquisition.

   On August 8, 2003, we issued 1,100,000 shares of our common stock to CBT at a per share value of $2.55 in connection with the acquisition of certain assets of CBT (see Note 6). The issuance of these shares has been accounted for as a dividend distribution because Atlantic Investors, LLC and its affiliates are considered to have controlling interest in both CBT and NaviSite. As a result, we reported a reduction of retained earnings of $2.8 million which represents the number of common shares issued at the then current market value of $2.55 per share.

12.     Related Party Transactions

   For the period August 1, 2002 through September 11, 2002, we classified revenue from CMGI and CMGI affiliates as revenue from related parties. For all periods subsequent to September 12, 2002, we classified revenue from CMGI and CMGI affiliates as third-party revenue.

   The consolidated financial statements for the three-month period ended October 31, 2002, include certain allocations from CMGI for certain general and administrative expenses, such as rent, legal services, insurance, and employee benefits. Allocations are based primarily on headcount. Management believes that the method used to allocate the costs and expenses is reasonable; however, such allocated amounts may or may not necessarily be indicative of what actual expenses would have been incurred had we operated independently of CMGI. As a result of CMGI’s sale of its debt and equity interests in us, the agreement between NaviSite and CMGI whereby CMGI provided certain services for us automatically terminated. CMGI continued to provide certain services to us pursuant to a Transition Services Agreement we entered into with CMGI on November 25, 2002, as we transitioned to services agreements with CBT and to other third-party suppliers. This transition agreement concluded during the second quarter of fiscal year 2003 and we have completely severed our administrative ties with CMGI; however, CMGI remains a third-party customer. During the second quarter of fiscal year 2003, we contracted with CBT and other third-party suppliers for these services. We currently rent administrative facilities from CMGI at 800 Federal Street, Andover, Massachusetts. On December 31, 2002, CBTM was required to pay a $6.1 million liability owed to the AppliedTheory Estate as a result of CBTM’s acquisition of AppliedTheory. In order to fund the $6.1 million payment, CBTM entered into a

NAVISITE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$6.0 million line of credit with Unicorn Worldwide Holding Limited (Unicorn), a related party to NaviSite and CBTM. CBTM drew down $4.6 million and together with cash on hand at December 31, 2002, paid the $6.1 million liability due to the AppliedTheory Estate. In January 2003, CBTM paid $2.6 million of the $4.6 million due to Unicorn, leaving a liability to Unicorn of $2.0 million at January 31, 2003. In January 2003, we entered into a Loan and Security Agreement with Atlantic and in February 2003, drew down on this facility to pay off the remaining $2.0 million due Unicorn by CBTM. CBTM has a long-term liability of $6.0 million (Estate Liability) due to the AppliedTheory Estate on June 10, 2006. (see note 9)

   On January 29, 2003, we entered into a $10.0 million Loan and Security Agreement (Atlantic Loan) with Atlantic, a related party. The Atlantic Loan, as amended January 16, 2004 has a termination date of the earlier of (i) August 1, 2004 and (ii) five business days after our receipt of gross proceeds from a financing or sale of assets of at least $13 million and bears an interest rate of 8% per annum. Interest is payable upon demand or, at Atlantic’s option, interest may be added to the outstanding balance due to Atlantic by NaviSite. Atlantic may make demand for payment of amounts in excess of the minimum Atlantic Loan amount of $2.0 million (Minimum Loan Amount), with 60 days notice, but not such that the payment would be required before February 1, 2004. Atlantic can demand payment of the Minimum Loan Amount with 90 days notice, but not such that payment would be required before August 1, 2003. Under the Atlantic Loan agreement, we can require Atlantic to loan us (1) up to $2.0 million to repay an amount due from CBTM to Unicorn, a related party to NaviSite and Atlantic; (2) $1.0 million for costs associated with our acquisition of Avasta; and (3) up to $500,000 for the post-acquisition working capital needs of Avasta. Atlantic, at its sole and absolute discretion, may advance other amounts to us such that the aggregate amount borrowed by NaviSite does not exceed the maximum loan amount, defined as the lesser of $10.0 million or 65% of our consolidated accounts receivables. At October 31, 2003 and July 31, 2003, we had $3.0 million outstanding under the Atlantic Loan and had approximately $500,000 available to us. This amount is shown as a current note payable to related party on our Consolidated Balance Sheet. The Atlantic Loan is secured by all of our receivables. On May 30, 2003 we repaid $2.0 million of the approximate $3.0 million outstanding under the Atlantic Loan and on June 11, 2003, we borrowed $2.0 million under the Atlantic Loan.

13.	Subsequent Events

   On November 11, 2003 the Company’s 2003 Stock Incentive Plan was amended and restated to increase the number of shares of common stock available for issuance thereunder from 2,600,000 to 3,800,000 shares. The plan, as amended and restated, was approved by the Company’s stockholders on December 9, 2003.